--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                               ----------------

                                    FORM U5B
                             REGISTRATION STATEMENT
                       Filed Pursuant to Section 5 of the
                   Public Utility Holding Company Act of 1935

                               ----------------

                            Dominion Resources, Inc.
                               Name of Registrant

                               ----------------

                             Patricia A. Wilkerson
                     Vice President and Corporate Secretary
                            Dominion Resources, Inc.
                              120 Tredegar Street
                               Richmond, VA 23219

               Name, Title and Address of Officer to whom Notices
                  and Correspondence concerning this Statement
                              should be Addressed

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           Glossary of Defined Terms

  When used herein, the following terms shall have the meanings set forth below:

Act........................  Public Utility Holding Company Act of 1935, as
                             amended

CNG........................  Consolidated Natural Gas Company

CNG Svc....................  Consolidated Natural Gas Service Company, Inc.

CNG Transmission or
Dominion Transmission .....  Dominion Transmission, Inc. (formerly CNG
                             Transmission Corporation)

CNG Iroquois...............  CNG Iroquois, Inc.

CNG Producing or Dominion    Dominion Exploration & Production, Inc. (formerly
E&P........................  CNG Producing Company)

CNG Pipeline...............  CNG Pipeline Company

CNG Main Pass..............  CNG Main Pass Gas Gathering Corporation

CNG Oil Gathering..........  CNG Oil Gathering Corporation

CNG Retail.................  CNG Retail Services Corporation

CNG Power..................  CNG Power Company

CNG MCS....................  CNG Market Center Services, Inc.

CNG Kauai..................  CNG Kauai Corporation

CNG Bear Mountain..........  CNG Bear Mountain, Inc.

CNG Products & Services....  CNG Products and Services, Inc.

CNG Technologies...........  CNG Technologies, Inc.

CNG FS or Dominion FS......  Dominion Field Services, Inc. (formerly CNG Field
                             Services Company)

CNG PSC....................  CNG Power Services Corporation

CNGI.......................  CNG International Corporation

CNG Cayman One.............  CNG Cayman One Ltd.

CNGI Australia.............  CNGI Australia Pty Limited

CNG Cayman Three...........  CNG Cayman Three Ltd.

CNG Argentina..............  CNG Argentina SA

CNG Research...............  CNG Research Company

CNG Coal...................
                             CNG Coal Company

CNG Financial..............
                             CNG Financial Services, Inc.

DCI/Dominion Capital.......  Dominion Capital Inc.

DEI........................  Dominion Energy, Inc.

DOE........................  Department of Energy

Dominion/DRI...............  Dominion Resources, Inc.

East Ohio Gas..............  The East Ohio Gas Company

EPA........................  Environmental Protection Agency

EPACT......................  Energy Policy Act of 1992

Evantage...................  Evantage, Inc.

FERC.......................  Federal Energy Regulatory Commission

Granite Road...............  Granite Road CoGen, Inc.

Hope Gas...................  Hope Gas, Inc.

ISO........................  Independent system operators

LNG........................  Consolidated System LNG Company

Merger.....................  The consolidation of business partners, CNG and
                             DRI

Merger U-1.................  The Form U-1 Application/Declaration filed by
                             DRI, File No. 70-09477.

NRC........................  Nuclear Regulatory Commission

NWF........................  Nuclear Waste Fund

North Carolina               North Carolina Utilities Commission
Commission.................

OASIS......................  Open access same-time information system

Peoples Natural Gas........  The Peoples Natural Gas Company

RPX........................  Regional Power Exchanges

RTE........................  Regional Transmission Entity

SEC/Commission.............  Securities and Exchange Commission

SNF........................  Spent Nuclear Fuel

Virginia Commission........  Virginia State Corporation Commission

Virginia Power/VP..........  Virginia Electric and Power Company

VPEM.......................  Virginia Power Energy Marketing

VPNS.......................  Virginia Power Nuclear Services Company

VPSC.......................  VPS Communications, Inc.

VPSE.......................  Virginia Power Services Energy Corp., Inc.

VP Property................  VP Property, Inc.

VP Services/VPS, Inc. .....  Virginia Power Services, Inc.

VNG........................
                             Virginia Natural Gas, Inc.

                            REGISTRATION STATEMENT

  The undersigned holding company hereby submits its registration statement to the Commission pursuant to Section 5 of the Act.

  1. Exact name of registrant: Dominion Resources, Inc.

  2. Address of principle executive offices: 120 Tredegar Street, Richmond, Virginia 23219

  3. Name and address of chief accounting officer:
    James L. Trueheart
    Group Vice President and Controller
    120 Tredegar Street
    Richmond, VA 23219

  4. Certain information as to the registrant and each subsidiary company thereof:

                                                                    State of                                Location of
                   Name of Company                   Organization Organization     Type of Business          Business
                   ---------------                   ------------ ------------ ------------------------   ---------------
 Dominion Resources, Inc............................    Corp.      Virginia    Holding Company            Richmond, VA
  Consolidated Natural Gas Company..................    Corp.      Delaware    Holding Company            Pittsburgh, PA
    CNG Coal Company................................    Corp.      Delaware    Held Coal Properties       New Orleans, LA
    CNG Financial Services, Inc. ...................    Corp.      Delaware    Finances gas powered       Pittsburgh, PA
                                                                               equipment
    CNG International Corporation...................    Corp.      Delaware    Energy-related             Reston, VA
                                                                               activities outside US
      CNG Cayman One Ltd. ..........................    Corp.      Cayman Is.  Interests in Australian    Cayman Islands
                                                                               gas Investments
        CNGI Australia Pty. Limited.................    Corp.      Australia   Interests in natural gas   Australia
                                                                               pipelines
          Epic Energy Pty. .........................    Corp.      Australia   Owns gas pipelines in      Australia
                                                                               eastern Australia
      CNG Cayman Three Ltd. ........................    Corp.      Cayman Is.  Utility interests in       Cayman Islands
                                                                               South America
        CNG Argentina...............................    Corp.      Argentina   Intermediate Holding       Argentina
                                                                               Company
        Sodigas Pampeana............................    Corp.      Argentina   Intermediate Holding       Argentina
                                                                               Company
          Camuzzi Gas Pampeana S.A. ................    Corp.      Argentina   Owns & operates gas        Argentina
                                                                               distribution concession
        Sodigas Sur S.A. ...........................    Corp.      Argentina   Intermediate holding       Argentina
                                                                               company
          Camuzzi Gas Del Sur S.A. .................    Corp.      Argentina   Owns & operates gas        Argentina
                                                                               distribution concession
        Buenos Aires Energy.........................    Corp.      Argentina   Intermediate holding       Argentina
                                                                               company
          Invesora Electria de Buenos Aires S.A. ...    Corp.      Argentina   Intermediate holding       Argentina
                                                                               company
          Empresa Distribuidora de Energia
           Atlantica S.A. ..........................    Corp.      Argentina   Electric distribution      Argentina
                                                                               company
      DBNGP Finance Co. LLC.........................    Corp.      Delaware    Financing facility         Australia
        CNG Cayman Two Ltd. ........................    Corp.      Cayman Is.  Interests in Australian    Cayman Islands
                                                                               investments
          CNG Labuan One Limited....................    Corp.      Malaysia    Equity interest in Trust   Malaysia
            Epic Energy Australia Nominees Pty Ltd..    Trust      Australia   Owns gas pipelines in      Australia
                                                                               western Australia

                                        State of
      Name of Company    Organization Organization           Type of Business           Location of Business
      ---------------    ------------ ------------- ----------------------------------- ---------------------
   CNG Kauai, Inc. .....    Corp.     Delaware      Develop elect. generation--Hawaii   Reston, VA
  CNG Main Pass Gas         Corp.     Delaware      Partnership interest--gas gathering New Orleans, LA
  Gathering
  Corporation...........
  CNG Oil Gathering         Corp.     Delaware                                          New Orleans, LA
  Corporation...........                            Partnership interest--oil gathering
  CNG Power Company.....    Corp.     Delaware      Co-generation facility              Pittsburgh, PA
   CNG Market Center
   Services, Inc. ......    Corp.     Delaware      Interest in gas hub services        Pittsburgh, PA
   CNG Bear Mountain,
   Inc. ................    Corp.     Delaware      (inactive)                          Pittsburgh, PA
   Granite Road Cogen,      Corp.     Texas
    Inc. ...............                            (inactive)                          Pittsburgh, PA
  CNG Power Services        Corp.     Delaware                                          Pittsburgh, PA
   Corporation..........                            Electric power marketing
  CNG Producing             Corp.     Delaware      Oil & gas exploration/              New Orleans, LA
   Company..............                            production
   CNG Pipeline Co. ....    Corp.     Texas         Holds a 3.3% interest in a          New Orleans, LA
                                                    pipeline
  CNG Products and          Corp.     Delaware      Markets energy related              Pittsburgh, PA
   Services, Inc........                            services
   CNG Technologies,        Corp.     Delaware      Develops gas                        Pittsburgh, PA
    Inc. ...............                            technologies
  CNG Research Company..    Corp.     Delaware      Administers research                Pittsburgh, PA
  CNG Retail Services
   Corporation..........    Corp.     Delaware      Energy marketing                    Pittsburgh, PA
  CNG Transmission
   Corporation..........    Corp.     Delaware      Gas transmission                    Clarksburg, WV
   CNG Iroquois, Inc. ..    Corp.     Delaware      Owns general partnership            Clarksburg, WV
                                                    interest
  CNG Telecom, Inc. ....    Corp.     Delaware      Inactive                            Pittsburgh, PA
  Consolidated Natural
  Gas Service
  Company, Inc..........    Corp.     Delaware      Service company                     Pittsburgh, PA
  Consolidated System       Corp.     Delaware      Inactive--Liquified natural         Pittsburgh, PA
  LNG Company...........                            gas
  Dominion Field
   Services, Inc. ......    Corp.     Delaware      Gas storage                         Clarksburg, WV
  Hope Gas, Inc. .......    Corp.     West Virginia Gas Utility                         Clarksburg, WV
  The East Ohio Gas
   Company..............    Corp.     Ohio          Gas Utility                         Cleveland, OH
  The Peoples Natural
   Gas Company..........    Corp.     Pennsylvania  Gas Utility                         Pittsburgh, PA
  Virginia Natural Gas,
   Inc. ................    Corp.     Virginia      Gas Utility                         Norfolk, VA
 Dominion Capital,          Corp.     Virginia      Financial services/Land             Richmond, VA
  Inc. .................                            Development
  Catalyst Old River
  Hydroelectric
  Limited Partnership...    Part.     Louisiana     Electric Power Production           Vidalia, LA
  Dominion Capital
   Financial, Inc.......    Corp.     Virginia      Financial Services                  Richmond, VA
  Dominion Capital          Corp.     Virginia      Middle Market                       Richmond, VA
  Ventures Corporation..                            Commercial Lending
   First Dominion           LLC       Delaware      Middle Market                       New York, NY
    Capital, LLC........                            Commercial Lending
    First Dominion
    Securities, LLC.....    LLC       Delaware      Registered Broker/Dealer            New York, NY
  Dominion Financing        Corp.     Virginia      Medium Term Note                    Richmond, VA
   Services, Inc. ......                            Financing Subsidiary
  Dominion Land
   Management Company...    Corp.     Virginia      Real Estate Management              Richmond, VA
   Bridgeway Management
   Company..............    Corp.     Virginia      Real Estate Management              Suffolk, VA
   Dominion Land
   Management Company--
   Williamsburg.........    Corp.     Virginia      Real Estate Management              James City County, VA
   Old North State
   Management Company...    Corp.     Virginia      Real Estate Management              New London, NC

                                                State of
      Name of Company           Organization  Organization       Type of Business       Location of Business
      ---------------           ------------ -------------- -------------------------- -----------------------
   Stonehouse Management
   Company (Inactive)..........    Corp.     Virginia       Real Estate Management     Toano, VA
   Waterford Management
   Company.....................    Corp.     Virginia       Real Estate Management     Houston, TX
  Dominion Lands, Inc. ........    Corp.     Virginia       Land Development           Richmond, VA
   Chesterfield Land, Inc. ....    Corp.     Virginia       Land Development           Chesterfield, VA
    Chesterfield Land
     Associates................    Part.     Virginia       Land Development           Chesterfield County, VA
   Dominion Lands--
   Williamsburg, Inc. .........    Corp.     Virginia       Land Development           James City County, VA
    Governor's Land
     Associates................    Part.     Virginia       Land Development           Williamsburg, VA
     Dominion Construction
     Management Company, LLC ..    LLC       Virginia       Construction Company       Williamsburg, VA
     The Governor's Land
     Foundation................    Corp.     Virginia       Homeowners Association     Williamsburg, VA
     Two Rivers Club at The
     Governor's Land...........    Corp.     Delaware       Country Club               Williamsburg, VA
   Old North, Inc. ............    Corp.     Virginia       Land Development           New London, NC
    Lake Badin Associates......    Part.     Virginia       Land Development           Montgomery County, NC
     Uwharrie Point Building
     Company, LLC..............    LLC       Virginia       Construction Management    New London, NC
     Uwharrie Point Community
     Association, Inc. ........    Corp.     North Carolina Homeowners Association     New London, NC
   Stonehouse Development
   Company, LLC................    LLC       Virginia       Land Development           James City County, VA
   Widewater Associates........    Part.     Virginia       Land Development           Stafford County, VA
  Dominion Mortgage Services,
   Inc. .......................    Corp.     Virginia       Mortgage Services          Richmond, VA
   America's MoneyLine, Inc. ..    Corp.     Virginia       Direct Marketing of Home   Glen Allen, VA
                                                            Mortgages and Home
                                                            Equity Lines
   Meritech Mortgage Services,     Corp.     Texas                                     Ft. Worth, TX
    Inc. ......................                             Services Mortgage Loans
   Mortgage Finance, Inc. .....    Corp.     Virginia       Broker/Lender Services     Glen Allen, VA
   Saxon Mortgage, Inc. .......    Corp.     Virginia       Originates Mortgages       Glen Allen, VA
    Saxon Asset Allocation
    Corporation................    Corp.     Virginia       Special Purpose Entity for Glen Allen, VA
                                                            Transfer of Financial
                                                            Assets
    Saxon Asset Securities
    Company....................    Corp.     Virginia       Performs Securitization of Glen Allen, VA
                                                            Mortgages & Home Equity
                                                            Products
    Saxon Capital Corporation..    Corp.     Virginia       Special Purpose Entity for Glen Allen, VA
                                                            Transfer of Financial
                                                            Assets
    Saxon Loan Investment
    Corporation................    Corp.     Virginia       Owns Loans                 Glen Allen, VA
  Dominion Venture Investments,    Corp.     Virginia       Middle Market              Richmond, VA
   Inc. .......................                             Commercial Lending
   Cambrian Capital
    Corporation................    Corp.     Delaware       Oil/Gas Financial Lending  Houston, TX
    Triassic Energy
     Corporation...............    Corp.     Delaware       Oil/Gas Financial Lending  Houston, TX
   Cambrian Capital Partners
    LP ........................    Part.     Delaware       Oil/Gas Financial Lending  Houston, TX
    Triassic Energy Partners,
     LP .......................    Part.     Delaware       Oil/Gas Financial Lending  Houston, TX
  Edgen, Inc. .................    Corp.     Delaware       Real Estate Holding        Richmond, VA
                                                            Company
   H-W Properties, Inc. .......    Corp.     Delaware       Real Estate Investment     Houston, TX
    Waterford Harbor Realty,
     Inc. .....................    Corp.     Texas          Real Estate Development    Houston, TX
  Electronic Lighting, Inc. ...    Corp.     Delaware       Lighting Control Systems   Newark, CA

                                        State of
      Name of Company    Organization Organization    Type of Business     Location of Business
      ---------------    ------------ ------------ ----------------------- --------------------
  First Source Equity
   Holdings, Inc........    Corp.       Virginia   Holding Company         Prospect Heights, IL
   FS Warrant, LP.......    LP          Virginia   Equity Holding Company  Prospect Heights, IL
  First Source              Corp.       Delaware   Middle Market           Prospect Heights, IL
   Financial, Inc. .....                           Commercial Lending
  FSFI/Dakotah Direct,
   Inc..................    Corp.       Virginia   Holding Company         Prospect Heights, IL
   Dakotah Direct II,
    LLC ................    LLC         Delaware   Telemarketing Company   Spokane, WA
  Louisiana
  Hydroelectric Capital
  Corporation...........    Corp.       Virginia   Investment Company      Richmond, VA
  NH Capital, Inc.......    Corp.       Delaware   Shell Company           Richmond, VA
  OptaCor Financial         Corp.       Virginia   Direct Mail Unsecured   Linthieum, MD
   Services Company.....                           Consumer Loans
  Rincon Securities,
   Inc. ................    Corp.       New York   Investment Company      Richmond, VA
  Shoulders Hill/DCI
   Properties, Inc. ....    Corp.       Virginia   Real Estate Investment  Richmond, VA
  Stanton Associates,       Corp.       Virginia   Real Estate Holding     Norfolk, VA
   Inc. ................                           Company
   Goodman Segar Hogan,
    Inc. ...............    Corp.       Virginia   Real Estate Company     Norfolk, VA
    Air Cargo               Part.       Virginia   Operating Partnership-- Norfolk, VA
     Associates.........                           Real Estate
    Baxter Road             Part.       Virginia   Operating Partnership-- Norfolk, VA
     Associates.........                           Real Estate
    Denbigh Shopping        Part.       Virginia   Own 37.5% of            Norfolk, VA
    Center Associates...                           Turnbarr Associates
     Turnbarr               Part.       Virginia   Operating Partnership-- Norfolk, VA
      Associates........                           Real Estate
    Goodman Segar Hogan     Corp.       Virginia   Operating Partnership-- Norfolk, VA
    of Orlando, Inc.....                           Real Estate
     Curry Ford
      Associates........    Part        Florida    Real Estate Investment  Orlando, FL
     University Square
     Associates, LP. ...    Part.       Florida    Real Estate Investment  Orlando, FL
    Goodman Segar Hogan
    of Southern Shopping    Corp.       Virginia   Only has cash as asset, Norfolk, VA
    Center, Inc. .......                           owns no real estate
    Goodman Segar Hogan
    of World Trade
    Center, Inc.........    Corp.       Virginia   Real Estate Investment  Norfolk, VA
     World Trade Center     Part.       Virginia   Operating Partnership-- Norfolk, VA
     Associates, LP ....                           Real Estate
    Historic Town Square    Part.       Virginia   Operating Partnership-- Norfolk, VA
     Company............                           Real Estate
    Hogan Stanton,
     Inc. ..............    Corp.       Virginia   Real Estate Investment  Norfolk, VA
     HS Advisors, Ltd...    Part.       Virginia   Real Estate Investment  Norfolk, VA
    Hogan Stanton
     Investments,
     Inc. ..............    Corp.       Virginia   Real Estate Investment  Norfolk, VA
     HS Advisors, II,
      Ltd.  ............    Part.       Virginia   Real Estate Investment  Norfolk, VA
    Hogan Stanton
     Properties, Inc....    Corp.       Virginia   Real Estate Investment  Norfolk, VA
     HS Advisors III,
      Ltd. .............    Part.       Virginia   Real Estate Investment  Norfolk, VA
    Stanton Associates
     One................    Part.       Virginia   Real Estate Investment  Norfolk, VA
     Brown Farm                                    Operating Partnership--
      Associates........    Part.       Virginia   Real Estate             Norfolk, VA
    Stanton Associates
     Two................    Part.       Virginia   Real Estate Investment  Norfolk, VA
     Salem Lakes            Part.       Virginia
      Commercial                                   Operating Partnership--
      Associates........                           Real Estate             Norfolk, VA
  Stonehouse, LLC.......    LLC         Virginia   Real Estate Investment  Toano, VA
   Stonehouse
    Communication, LLC..    LLC         Virginia   Cable Franchise         Toano, VA
   Stonehouse Realty        LLC         Virginia   Real Estate             Toano, VA
    Company, LLC........                           Sales/Marketing
   The Association at
   Stonehouse, Inc. ....    Corp.       Virginia   Homeowners Association  Toano, VA
  Trilon Dominion           LLC         Delaware   Venture Capital         New York, NY
   Partners, LLC .......                           Investments

                                        State of
      Name of Company    Organization Organization        Type of Business        Location of Business
      ---------------    ------------ ------------ ------------------------------ ---------------------
   EPL Technologies,      Corp.       Colorado     Food Processing                West Conshohocken, PA
    Inc. ...............                           Technologies
   InstantVision........  Corp.       Pennsylvania Manufacture/Market             Sarasota, FL
                                                   Vision correction systems
   NutriCept, Inc. .....  Corp.       Delaware     Nutriceuticals                 Dallas, TX
   Wilshire
    Technologies,
    Inc. ...............  Corp.       California   Medical Supplies               Carlsbad, CA
  Vidalia Audit, Inc. ..  Corp.       Virginia     Audit Company for              Richmond, VA
                                                   Hydroelectric Project
  Virginia Financial      Corp.       Virginia                                    Richmond, VA
   Ventures, Inc. ......                           Commercial Finance
   First Source           Part.       Illinois     Middle Market                  Prospect Heights, IL
    Financial, LLP .....                           Commercial Lending
    First Source
    Financial CLO
    (Delaware), LLC ....  LLC         Delaware     Special Purpose Entity         Prospect Heights, IL
     First Source
     Financial
     (Caymans), LP .....  LP          Cayman Is.   Special Purpose Entity         Prospect Heights, IL
    First Source          LLC         Cayman Is.                                  Prospect Heights, IL
     Financial, Ltd. ...                           Special Purpose Entity
  Williams Court/DCI
   Properties, Inc. ....  Corp.       Virginia     Real Estate Investment         Richmond, VA
 Dominion Energy,         Corp.       Virginia     Nonutility Power               Richmond, VA
  Inc. .................                           Production and Oil &
                                                   Gas Development
  Caithness BLM Group     Part.       New Jersey                                  Ridgecrest, CA
   LP ..................                           Geothermal Electric Generation
  Caithness Navy II       Part.       New Jersey   Geothermal Electric            Invo County, CA
   Group LP ............                           Generation
  DEI Cayman Holding      Corp.       Virginia     Holding Company                Richmond, VA
   Company..............                           (Inactive)
   Dominion Energy
   Holding Cayman
   Company LDC..........  Corp.       Cayman Is.   Shell Company                  Cayman Island
    Dominion do Brasil    Brazilian   Brazil       Shell Company                  Brazil
     Ltda. .............  Limitada                 (Inactive)
                          SRL
     DOMA...............  Brazilian   Brazil       Bid Company (Inactive)         Brazil
                          Limitada
                          SRL
  Dominion Armstrong,
   Inc. ................  Corp.       Delaware     Holding Company                Richmond, VA
   Armstrong Energy,      Corp.       Delaware     Future Electrical              Pennsylvania
    LLC.................                           Generation Facility
                                                   located in the State of PA
  Dominion Black Warrior
   Basin, Inc. .........  Corp.       Alabama      Methane Gas Production         Tuscaloosa, AL
  Dominion Cogen,
   Inc. ................  Corp.       Virginia     Cogeneration                   HQ in Richmond, VA
   Dominion Energy
   Interamerican Holding
   Company LDC..........  Corp.       Cayman Is.   Shell Company                  Cayman Island
    DEI Holding Cayman
    Company Limited.....  Corp.       Cayman Is.   Shell Company                  Cayman Island
                                                   (Inactive)
    DEI Interamerican
    Holding Company
    Limited.............  Corp.       Cayman Is.   Shell Company                  Cayman Island
     Inversiones
     Dominion Bolivia
     S.A. ..............  Corp.       Bolivia      Equity Holding                 Bolivia
      Empresa Electrica
      Corani, S.A. .....  Corp.       Bolivia      Electric Power Production      Cochabama, Bolivia
    Inversiones Dominion
    Panama S.A. ........  Corp.       Panama       Shell Company                  Panama
  Dominion Cogen NY,      Corp.       Virginia     Cogeneration in the State      HQ in Richmond, VA
   Inc. ................                           of NY
   Middle Falls Limited   Part.       New York                                    Glens Falls, NY
    Partnership.........                           Small Power Producer

                                        State of                                  Location of
    Name of Company      Organization Organization       Type of Business           Business
    ---------------      ------------ ------------- -------------------------- ------------------
   NYSD Limited             Part      New York                                 Glens Falls, NY
    Partnership.........                            Small Power Producer
   Sissonville Limited      Part.     New York                                 Glens Falls, NY
    Partnership.........                            Small Power Producer
  Dominion Cogen WV,        Corp.     Virginia      Cogeneration in State of   HQ in Richmond, VA
   Inc. ................                            West Virginia
   Morgantown Energy        Part.     West Virginia                            Morgantown, WV
    Associates..........                            Cogeneration Plant
  Dominion Elwood,          Corp.     Delaware                                 Richmond, VA
   Inc. ................                            Shell Company
   Elwood Energy, LLC...    LLC       Delaware      Power Generation in the    Illinois
                                                    State of IL
  Dominion Elwood           Corp.     Delaware                                 Richmond, VA
   Marketing, Inc. .....                            Electricity Marketing
   Elwood Marketing,        LLC       Delaware                                 Illinois
    LLC.................                            Electricity Marketing
  Dominion Elwood           Corp.     Virginia      Operation and              Richmond, VA
   Services Company,                                Maintenance Services
   Inc..................                            for Elwood Energy, Inc.
  Dominion Energy           Corp.     Virginia                                 Richmond, VA
   Construction                                     General Contractor for
   Company..............                            Kincaid
  Dominion Energy Direct    Corp.     Virginia                                 Richmond, VA
   Sales, Inc. .........                            Gas and Electric Marketing
  Dominion Energy           Corp.     Virginia                                 Richmond, VA
   Management, Inc. ....                            Shell Company
  Dominion Energy Peru      Corp.     Virginia      Operation and              Richmond, VA
   Holdings, Inc. ......                            Maintenance Services
                                                    for Nonutility
  Dominion Energy           Corp.     Virginia      Operation and              Richmond, VA
   Services Company,                                Maintenance Services for
   Inc. ................                            Nonutility Power Projects
  Dominion Fitzpatrick,     Corp.     Virginia                                 Richmond, VA
   Inc. ................                            Shell Company
  Dominion Indian Point,    Corp.     Virginia                                 Richmond, VA
   Inc. ................                            Shell Company
  Dominion Jefferson,       Corp.     Delaware                                 Richmond, VA
   Inc. ................                            Holding Company
   Jefferson Energy,        Corp.     Delaware      Future Electrical          Ohio
    LLC.................                            Generation Facility
                                                    located in the State of OH
  Dominion Kincaid,         Corp.     Virginia                                 Richmond, VA
   Inc. ................                            Equity Holding Company
   Kincaid Generation,      LLC       Virginia      Power Generation in the    Illinois
    LLC ................                            State of IL
  Dominion Pleasants,       Corp.     Virginia                                 Richmond, VA
   Inc. ................                            Holding Company
   Pleasants Energy,        Corp.     Delaware      Future Electrical          West Virginia
    LLC.................                            Generation Facility
                                                    located in the State of WV
  Dominion Reserves,        Corp.     Virginia                                 Richmond, VA
   Inc. ................                            Oil & Gas Development
   Carthage Energy          Corp.     Michigan                                 Traverse City, MI
    Services, Inc. .....                            Gas Marketing Company
    Phoenix Dominion        LLC       Virginia                                 Pittsburgh, PA
     Energy LLC.........                            Gas Marketing Company
   Cypress Energy,          Corp.     Virginia      Oil & Gas Development in   Richmond, VA
    Inc. ...............                            Louisiana--Onshore
   Dominion Appalachian
   Development, Inc. ...    Corp.     Virginia      Oil & Gas Development      Clarksburg, WV
   Dominion Appalachian
   Development
   Properties, LLC......    LLC       Virginia      Oil & Gas Development      Clarksburg, WV
   Dominion Gas             Corp.     Virginia      Natural Gas Processing     Richmond, VA
    Processing MI,                                  in Michigan
    Inc.................
    Frederic HOF Limited    Part.     Virginia                                 Gaylord, MI
     Partnership........                            Natural Gas Processing
    Wilderness Energy,      LC        Michigan      Natural Gas Gathering      Gaylord, MI
     LC ................                            and Processing
     Wilderness Energy
     Services Limited       Part.     Michigan      Natural Gas Gathering      Gaylord, MI
     Partnership........                            and Processing
   Dominion Midwest         Corp.     Michigan      Oil & Gas Development      Grand Rapids, MI
    Energy, Inc.........

                                        State of
    Name of Company      Organization Organization      Type of Business      Location of Business
    ---------------      ------------ ------------ -------------------------- --------------------
   Dominion Reserves        Corp.     Virginia     Oil & Gas Development      Richmond, VA
    Gulf Coast, Inc. ...
   Dominion Reserves--      Corp.     Virginia     Oil & Gas Development      Indiana
    Indiana, Inc........
    GTG Pipeline            Corp.     Virginia                                Corydon, IN
     Corporation........                           Gas Pipeline
   Great Lakes
   Compression, Inc.,
   DBA Great Lakes Oil
   Field Service,
   Inc. ................    Corp.     Michigan     Oil & Gas Development      Grand Rapids, MI
  Dominion Reserves--       Corp.     Utah         Methane Gas Production     Richmond, VA
   Utah, Inc. ..........                           in Utah
  Dominion San Juan,        Corp.     Virginia                                Richmond, VA
   Inc. ................                           Holding Company
   San Juan Partners,       LLC       Texas        Oil & Gas Investments      Richmond, VA
    LLC ................
  Dominion Storage,         Corp.     Virginia                                Richmond, VA
   Inc. ................                           Equity Holding Company
   Dominion Energy          Corp.     Alberta      Gas & Oil Exploration      Calgary, Alberta,
    Canada Limited......                           and Development Hub        Canada
    Domcan East Alberta     Corp.     Alberta      Gas & Oil Exploration and  Calgary, Alberta,
     Ltd. ..............                           Development, including     Canada
                                                   Compressor Manufacturing
                                                   and Alberta Storage Hub
    Domcan Boundary         Corp.     Alberta      Gas & Oil Exploration and  Calgary, Alberta,
     Corp...............                           Development                Canada
     Domcan Boundary        Corp.     Alberta      Holding Company            Calgary, Alberta,
      Holdings, Ltd. ...                                                      Canada
     Dangerfield
     Resources (U.S.A.),    Corp.     Montana      (Inactive)                 Calgary, Alberta,
     Inc. ..............                                                      Canada
     Dangerfield            Corp.     Alberta      (Inactive)                 Calgary, Alberta,
      Resources, Inc....                                                      Canada
  Dominion Troy, Inc. ..    Corp.     Delaware     Holding Company            Richmond, VA
   Troy Energy, LLC. ...    Corp.     Delaware     Future Electrical          Ohio
                                                   Generation Facility
                                                   located in the State of OH
  Luz Solar Partners        Part.     California                              Los Angeles, CA
   Ltd. VII, LP ........                           Solar Electric Generation
  Niton US, Inc. .......    Corp.     Virginia     Equity Holding Company     Richmond, VA
  Remington, LLC .......    LLC       Virginia     Holding Company            Alberta, Calgary
   Domcan NS1ULC........    ULC       Nova Scotia  Special Purpose            Alberta, Calgary
   Remington Energy         Part.     Alberta                                 Calgary, Alberta,
    Partnership.........                                                      Canada
  Rumford Cogeneration      Part.     Maine                                   Rumford, ME
   Company, Ltd. .......                           Cogeneration
 Dominion Generation,       Corp.     Virginia     Electric Power Generation  Richmond, VA
  Inc...................                           Holding Company
  Dominion Equipment,       Corp.     Virginia     Holding Company            Richmond, VA
   Inc..................                           (Synthetic Lease--
                                                   Land/Turbines)
  Dominion Elwood II,       Corp.     Delaware     Generation Expansion       Elwood, IL
   Inc. ................                           Project
   Elwood Energy II,        LLC       Delaware     Electrical Generation      Elwood, IL
    LLC.................                           Expansion Projects
  Dominion Elwood III,      Corp.     Delaware     Generation Expansion       Elwood, IL
   Inc..................                           Project
   Elwood Energy III,       LLC       Delaware     Electrical Generation      Elwood, IL
    LLC.................                           Expansion Project
  Dominion Lincoln,         Corp.     Virginia     Holding Company            Richmond, VA
   Inc..................
   Lincoln Generation,      LLC       Delaware     Kincaid Generation         Richmond, VA
    LLC.................                           Expansion
 Dominion Resources         Corp.     Virginia     Services Company           Richmond, VA
  Services, Inc.........
 Dominion Resources         Corp.     Delaware     Business Trust--East       Richmond, VA
  Capital Trust I.......                           Midlands

                                        State of
    Name of Company      Organization Organization      Type of Business       Location of Business
    ---------------      ------------ ------------ --------------------------- ---------------------
 Dominion U.K. Holding,     Corp.       Virginia   Holding Company             Richmond, VA
  Inc...................
  DEI U.K., Inc.........    Corp.       Virginia   Equity Holding              Richmond, VA
   Elgar, LLC ..........    LLC         Virginia   Equity Holding              Richmond, VA
    DR Group Holdings...    Corp.       UK         Financing & Holding         United Kingdom
                                                   Company
     DR Nottingham          Corp.       UK         Financing & Holding         United Kingdom
      Investments.......                           Company
     DR Corby Limited...    Corp.       UK         Holding Company             United Kingdom
      East Midlands
      Electricity
      Generation (Corby)
      Limited...........    Corp.       UK         Holding Company             United Kingdom
       Corby Power          Corp.       UK         Gas Electric Generation     United Kingdom
        Limited.........
  Dominion Energy U.K.,     Corp.       Virginia   Equity Holding              Queensland, Australia
   Inc. ................
 Virginia Electric and      Corp.       Virginia   Electric Utility            Virginia and
  Power Company.........                                                       North Carolina
  Virginia Power Fuel       Corp.       Virginia   Nuclear Fuel Procurement    Richmond, VA
   Corporation..........
  Virginia Power            Corp.       Virginia   Holding Company             Richmond, VA
   Services, Inc........
   Evantage, Inc........    Corp.       Virginia   Energy Services             Richmond, VA
   Virginia Power Energy    Corp.       Virginia   Fuel Procurement            Richmond, VA
    Marketing...........
   Virginia Power
   Services Energy
   Corp., Inc...........    Corp.       Virginia   Fuel Procurement            Richmond, VA
   Virginia Power
   Nuclear Services         Corp.       Virginia   Nuclear Management and      Richmond, VA
   Company..............                           Operations Services
   VP Property, Inc.....    Corp.       Virginia   Real Estate Holding Company Richmond, VA
  VPS Communications,       Corp.       Virginia   Telecommunication Services  Richmond, VA
   Inc. ................

                                   BUSINESS

  5. (a) The general character of the business done by the registrant and its subsidiaries, separated as between the holding companies, public utility subsidiaries (as defined in the Act) and the various nonutility subsidiaries.

                                   Dominion

  Dominion Resources, Inc. (Dominion), a diversified utility holding company, has its principal office at 120 Tredegar Street, Richmond, Virginia 23219, telephone (804) 819-2000. Its principal subsidiaries are Virginia Electric and Power Company (Virginia Power), a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy in Virginia and northeastern North Carolina and with the completion of the merger on January 28, 2000, Consolidated Natural Gas Company (CNG), a producer, transporter, distributor and retail marketer of natural gas, serving customers in Pennsylvania, Ohio, Virginia, West Virginia, New York and other cities focused in the Northeast and Mid-Atlantic regions of the United States. Dominion's other major subsidiaries are Dominion Energy, Inc. (DEI), its independent power and natural gas subsidiary, and Dominion Capital, Inc. (Dominion Capital), its diversified financial services company. Dominion also owns and operates a 365 Mw natural gas fired generating facility in the United Kingdom. Dominion was incorporated in 1983 as a Virginia corporation. Dominion and its subsidiaries (excluding CNG) had 11,035 full-time employees as of December 31, 1999.

                                      CNG

   CNG operates in all phases of the natural gas industry including exploration for and production of oil and natural gas in the United States as well as Canada. Its various retail gas subsidiaries serve approximately 1.9 million residential, commercial, industrial and transportation customers in Ohio, Pennsylvania, Virginia and West Virginia. Its interstate gas transmission pipeline system services each of its distribution subsidiaries and non-affiliated utilities and end use customers in the Midwest, the Mid-Atlantic and the Northeast states. CNG has an equity ownership interest in a pipeline extending from Canada to New York and New England.

Utility Operations (Gas)--VNG, Hope Gas, Peoples Natural Gas and East Ohio Gas

  VNG, Hope Gas, Peoples Natural Gas and East Ohio Gas are the four public utility subsidiaries of CNG. Principal cities served at retail are: Cleveland, Akron, Youngstown, Canton, Warren, Lima, Ashtabula and Marietta in Ohio; Pittsburgh (a portion), Altoona and Johnstown in Pennsylvania; Norfolk, Newport News, Virginia Beach, Chesapeake, Hampton and Williamsburg in Virginia; and Clarksburg and Parkersburg in West Virginia. At December 31, 1999, CNG served at retail approximately two million residential, commercial and industrial gas sales and transportation customers.

  Generally, these gas distribution subsidiaries operate in long-established service areas and have extensive facilities already in place. Growth in CNG's traditional service areas in Ohio, Pennsylvania and West Virginia is limited in that natural gas is already the fuel of choice for heating and for most significant industrial applications. These areas have experienced minimal population growth in recent years, and almost all customers have become more energy efficient, resulting in lower gas usage per customer. In addition, the economies of these areas, which were formerly based mainly on heavy industry, have diversified with increased emphasis on high technology and service-oriented firms.

Utility Operations (Electric)--Virginia Power

  Virginia Electric and Power Company is a public utility engaged in the power generation and electric service delivery business within a 30,000 square-mile service territory in Virginia and northeastern North Carolina. Virginia Power supplies energy at retail to approximately two million customers. In addition, Virginia Power sells electricity at wholesale to rural electric cooperatives, power marketers and certain municipalities. The term "Virginia Power" refers to the entirety of Virginia Electric and Power Company, including its Virginia and North Carolina operations and all of its subsidiaries.

  In Virginia, Virginia Power trades under the name "Virginia Power." The Virginia service area comprises about 65 percent of Virginia's total land area, but accounts for over 80 percent of its population. In North Carolina, Virginia Power trades under the name "North Carolina Power" and serves retail customers located in the northeastern region of the state, excluding certain municipalities. Virginia Power also engages in off-system wholesale purchases of sales of electricity and purchases and sales of natural gas and is developing trading relationships beyond the geographic limits of its retail service territory. The Federal Energy Regulatory Commission (FERC), the State Corporation Commission of Virginia (the Virginia Commission) and the North Carolina Utilities Commission (the North Carolina Commission) are the principal regulators of Virginia Power's electric operations.

  Various factors are currently affecting the electric utility industry, including increasing competition and related regulatory changes, costs to comply with environmental regulations, and the potential for new business opportunities outside of traditional rate-regulated operations. To meet the challenges of this new competitive environment, Virginia Power continues to consider new business opportunities, particularly those which allow it to use the expertise and resources developed through its regulated utility experience. Over the past several years Virginia Power has developed a broad array of "non-traditional" products and services. Examples of non-traditional services include wholesale power marketing and telecommunications. Virginia Power also markets its services to other utilities in areas such as nuclear consulting and management and power distribution (i.e., transmission, distribution, engineering and metering services). Virginia Power is continuing to focus on new and existing programs to enhance customer satisfaction and energy efficiency.

  Virginia Power maintains major interconnections with Carolina Power and Light Company, American Electric Power-Virginia (AEP), Allegheny Energy, Inc., and the utilities in the Pennsylvania-New Jersey-Maryland Power Pool. Through this major transmission network, it has arrangements with these utilities for coordinated planning, operation, emergency assistance and exchanges of capacity and energy.

  In June 1999, Virginia Power, together with AEP, Consumers Energy Company, The Detroit Edison Company and First Energy Corporation, on behalf of themselves and their public utility operating company subsidiaries (Alliance Companies), filed with FERC applications under Sections 205 and 203 of the Federal Power Act for approval of the proposed Alliance Regional Transmission Organization (Alliance RTO). In December 1999, FERC issued an Order under
Section 203 of the Federal Power Act granting the application, subject to certain conditions and requirements discussed in the Order and directing the Alliance Companies to submit a compliance filing as discussed in the Order. On January 19, 2000, the Alliance Companies filed an application seeking rehearing of certain conditions and requirements of the Order. In February 2000, the Alliance Companies filed amendments to the Alliance RTO documents to comply with certain conditions and requirements of the Order.

Non-Utility Operations--Dominion Energy, Inc.

  DEI, the entity in which Dominion's non-utility generation operations are conducted, is active in the competitive electric power generation business. Dominion's non-utility operations are involved in power projects in five states, including the Kincaid Power Station, a 1,108 Mw coal-fired station in Illinois and Elwood Energy, a 600 Mw gas fired peaking facility in Illinois; two geothermal projects and one solar project in California; three small hydroelectric projects in New York; a waste coal-fueled project in West Virginia; and a waste-wood and coal-fueled project in Maine.

  As a result of Dominion's focus in the Midwest, Northeast and Mid-Atlantic quadrant of the U.S., DEI reached an agreement in 1999 to sell its interests in approximately 1,200 megawatts of gross generation capacity located in Latin America. Duke Energy International is purchasing the interests for approximately $405 million.

The interests being sold are located in Argentina, Belize, Bolivia and Peru and generate electricity from hydroelectric, natural gas and diesel fuel sources. DEI completed the sale of its interests in Belize and Peru in November 1999, Argentina in March 2000 and expects to complete the sale of its interests in Bolivia in the second quarter of 2000, following receipt of certain regulatory approvals.

  DEI is active in the development, exploration and production of oil and natural gas reserves. DEI is involved in oil and natural gas development and exploration in Canada, the Appalachian Basin, the Michigan Basin, the Illinois Basin, the Black Warrior Basin, the Uinta Basin, the San Juan Basin, the Gulf Coast and the Mid-Continent, and owns net proved oil and natural gas reserves in key regions of the United States and Canada.

Other Businesses

Dominion Capital

  Dominion Capital is a diversified financial services company with several operating subsidiaries in the commercial lending, merchant banking and residential lending business. Its principal subsidiaries are First Source Financial, LLP, First Dominion Capital LLC and Saxon Mortgage, Inc. Dominion Capital also owns a 46 percent interest in Cambrian Capital LLP.

  First Source Financial provides cash-flow and asset-based financing to middle-market companies seeking to expand, recapitalize or undertake buyouts. First Dominion Capital is an integrated merchant banking and asset management business located in New York. Saxon Mortgage and its affiliates originate home equity and mortgage loans to individuals and securitize them. Cambrian Capital provides financing to small and mid-sized independent oil and natural gas producers undertaking acquisitions, refinancings and expansions.

  Under the SEC's order approving the CNG merger, Dominion must divest itself of Dominion Capital within three years. No formal plan of divestiture has been adopted. However, Dominion has begun identifying suitable buyers. Until Dominion Capital is sold, Dominion Capital will continue to operate these financial services in its ordinary course of business, therefore requiring little or de minimis support from Dominion Resources Services Company, Inc.

CNG

  CNG Transmission Corporation operates a regional interstate pipeline system and provides gas transportation and storage services to each of CNG's public utility subsidiaries and to non-affiliated utilities, end-users and others in the Midwest, the Mid-Atlantic states and the Northeast. Through its wholly owned subsidiary, CNG Iroquois, Inc., CNG Transmission Corporation holds a 16 percent general partnership interest in the Iroquois Gas Transmission System, L.P., that owns and operates an interstate natural gas pipeline extending from the Canada-United States border near Iroquois, Ontario, to Long Island, New York. The Iroquois pipeline transports Canadian gas to utility and power generation customers in metropolitan New York and New England.

  Exploration and production operations are conducted by CNG Producing in several of the major gas and oil producing basins in the United States, both onshore and offshore. In this highly competitive business, CNG Producing competes with a large number of entities ranging in size from large international oil companies with extensive financial resources to small, cash flow-driven independent producers.

  CNG Retail Services Corporation was created in 1997 to market natural gas, electricity and related products and services to residential, commercial and small industrial customers. CNG Products and Services, Inc. also provides energy-related services to customers of CNG's local distribution subsidiaries and others.

  CNG International Corporation was formed by CNG in 1996 to invest in foreign energy activities. CNG International Corporation currently owns interests in natural gas pipeline companies in Australia, and gas and electric utility companies in Argentina.

  CNG's gas supply is obtained from various sources including: purchases from major and independent producers in the Southwest and Midwest regions; purchases from local producers in the Appalachian area; purchases from gas markets; production from company-owned wells in the Appalachian area, the Southwest, Midwest and offshore; and withdrawals from CNG's and third party underground storage fields.

  Regulatory actions, economic factors and changes in customers and their preferences continue to reshape CNG's gas sales markets. A significant number of industrial and commercial customers and a growing number of residential customers currently purchase a large portion of their gas supplies from producers and marketers, and contract with the transmission and/or distribution subsidiaries for transportation and other services. Since these customers are less reliant on the distribution subsidiaries for sales service, the volume of gas that these subsidiaries must obtain to meet sales requirements has been reduced. This trend is likely to continue as the state regulators continue unbundling services at the retail level. With the exception of Hope Gas, the distribution subsidiaries continue to purchase gas supplies for their remaining merchant customers and recover the costs through their approved rates. CNG Retail and Hope Gas (under a negotiated rate moratorium through December 31, 2001) have the responsibility and assume the price risk for obtaining their own gas supplies to meet customer needs.

  CNG continues to purchase volumes from the accessible producing basins using its firm capacity resources. These purchased supplies include Appalachian resources in Ohio, Pennsylvania and West Virginia, and production from the Gulf Coast, Mid-Continent and offshore areas. Gas purchase contract terms have continued to undergo transformation initiated with the removal of CNG Transmission and other gas pipelines from the merchant function. Much of the supply is purchased under the seasonal or spot purchase agreements. While the average term of CNG's gas purchase agreements has declined, the reliability of supply has been adequate. The availability of supplies and heightened competition have forged a viable market which has proven capable of satisfying the firm delivery requirements for supplies to CNG's markets in a highly reliable manner.

  CNG's underground storage facilities play an important part in balancing gas supply with sales demand and are essential to servicing CNG's large volume of space-heating business. In addition, storage capacity is an important element in the effective management of both gas supply and pipeline transport capacity. CNG operates 26 underground gas storage fields located in Ohio, Pennsylvania, West Virginia and New York. CNG owns 21 of these storage fields and has joint-ownership with other companies in the remaining five fields. The total designed capacity of the storage fields is approximately 885 Bcf. CNG's share of the total capacity is about 669 Bcf. About one-half of the total capacity is base gas which remains in the reservoirs at all times to provide the primary pressure which enables the balance of the gas to be withdrawn as needed.

  For a general description of the nature and location of Dominion and its subsidiaries businesses see Item 4 above.

  Further information regarding the general business of Dominion and its subsidiaries may be found in the Merger Form U-1 previously filed. In addition, a more detailed business description of Dominion and its subsidiaries may be found in the following documents which are hereby incorporated by reference herein: the Annual Reports of Dominion Resources, Inc. (File No. 1-8489) filed as Exhibit F-1 hereto, Virginia Electric and Power Company (File No. 1-2255) filed as Exhibit F-2 hereto, and Consolidated Natural Gas Company (File No. 1-3196) filed as Exhibit F-3 hereto, all on Forms 10-K for the year ended December 31, 1999 as contained in Item 1 thereof. Information regarding statistical information relating to kilowatt hour and mcf sales, operating revenues by classes of customers, can be found in the 1998 Statistical Summary and Financial Forecast of Dominion Resources, Inc. and its subsidiaries (the 1999 Statistical Summary and Financial Forecast will be filed as an amendment hereto) while similar information can be found in the Annual Report of Consolidated Natural Gas Company on Form 10-K (File No. 1-3196) for the year ended December 31, 1999, contained in Item 1 and filed as Exhibit F-3 hereto.

  (b) Any substantial changes which may have occurred in the general character of the business of such companies during the preceding five years.

  No substantial changes have occurred out of the ordinary course of business for Dominion and its subsidiaries during the preceding five years excluding the deregulation of the electric utility industry.

                                   PROPERTY

  6. Describe briefly the general character and location of the principal plants, properties, and other important physical units of the registrant and its subsidiaries, showing separately (a) public utility and (b) other properties. If any principal plant or important unit is not held in fee, so state and describe how held.

  Information regarding the principal plants, properties and other important physical units of Dominion and its subsidiaries is set forth in the following documents, which are hereby incorporated by reference herein: Items 1 and 2 of the Annual Report of Dominion on Form 10-K for the year ended December 31, 1999 (File No. 1-8489); and Item 2 of the Annual Report of CNG on Form 10-K for the year ended December 31, 1999 (File No. 1-3196). Copies of which are filed as exhibits F-1 and F-3, respectively.

                            INTERSTATE TRANSACTIONS

  7. For each public utility company in the holding company system of the registrant which is engaged in the transmission of electric energy or gas in interstate commerce, furnish the following information for the last calendar year: Total annual sales of Electric Energy (MWH) and Gas (DTH).

  There are five public utility companies in the Dominion holding company system which are engaged in the transmission of electric energy or gas. These companies include Virginia Power, East Ohio Gas, Peoples Natural Gas, Hope Gas and VNG.

  The activities of the gas public utilities are contained within their respective states, as follows:

            East Ohio Gas            Ohio
            Peoples Natural Gas      Pennsylvania
            Hope Gas                 West Virginia
            VNG                      Virginia

  Each gas company noted above has on file with their respective state commissions information relevant to their gas distribution operations. These reports for East Ohio Gas, Peoples Natural Gas, Hope Gas, and VNG, have been provided as Exhibits G-5, G-6, G-8 and G-7, respectively.

  Virginia Power has on file with the Federal Energy Regulatory Commission their 1999 FERC Form No. 1 which includes information related to the transmission of electric energy. This report has also been provided as Exhibit G-1. The following table includes sales and purchases made by Virginia Power and its wholly-owned subsidiaries.

                                                                         MWH
ELECTRIC ENERGY                                                       ----------
Total Annual Sales................................................... 54,951,379
Total Annual Purchases............................................... 51,688,517
Alabama
Delivered out of state...............................................     38,410
Received from out of state...........................................        300
Arkansas
Delivered out of state...............................................  7,314,000
Received from out of state...........................................  7,320,464
Illinois
Delivered out of state...............................................    209,450
Received from out of state...........................................    204,800
Indiana
Delivered out of state...............................................     22,734
Received from out of state...........................................        250

                                                                         MWH
ELECTRIC ENERGY                                                      -----------
Maryland
Delivered out of state..............................................   5,866,065
Received from out of state..........................................   3,716,218


North Carolina
Delivered out of state..............................................     371,523
Received from out of state..........................................     297,793


New York
Delivered out of state..............................................         550
Received from out of state..........................................       1,100


Ohio
Delivered out of state..............................................  17,612,580
Received from out of state..........................................  16,306,241


Pennsylvania
Delivered out of state..............................................  19,498,785
Received from out of state..........................................  19,695,469


South Carolina
Delivered out of state..............................................       5,012
Received from out of state..........................................         250


Tennessee
Delivered out of state..............................................   2,660,346
Received from out of state..........................................   2,587,840


Texas
Delivered out of state..............................................     717,600
Received from out of state..........................................     717,600


Virginia
Delivered out of state..............................................     634,324
Received out of state...............................................     840,192
                                                                         DTH
GAS                                                                  -----------
Total Annual Sales.................................................. 282,989,083
Total Annual Purchases.............................................. 309,841,694


Delaware
Delivered out of state..............................................     142,371


Illinois
Delivered out of state..............................................   7,105,712
Received from out of state..........................................   7,105,712


Kentucky
Delivered out of state..............................................     288,344
Received from out of state..........................................     170,550

Louisiana
Delivered out of state.............................................. 291,829,611
Received from out of state..........................................  79,634,115


Maryland
Delivered out of state..............................................   3,189,665
Received from out of state..........................................     212,000

                                                                         DTH
GAS                                                                  -----------
Michigan
Delivered out of state..............................................     701,306
Received from out of state..........................................   1,086,932


Mississippi
Delivered out of state..............................................   1,795,449
Received from out of state..........................................   1,912,389


North Carolina
Delivered out of state..............................................      15,479
Received from out of state..........................................      18,292


New Jersey
Delivered out of state..............................................      89,439
Received from out of state..........................................      11,900


New York
Delivered out of state..............................................  17,515,020
Received from out of state..........................................  16,397,832


Ohio
Delivered out of state..............................................   3,618,148
Received from out of state..........................................   6,551,477


Pennsylvania
Delivered out of state..............................................   5,637,767
Received from out of state..........................................   8,144,612


Texas
Delivered out of state..............................................   2,135,000
Received from out of state..........................................   2,135,000


Virginia
Delivered out of state..............................................  11,941,709
Received from out of state..........................................   4,792,928


Wisconsin
Delivered out of state..............................................     401,250
Received from out of state..........................................     401,250


West Virginia
Delivered out of state.............................................. 152,587,813
Received from out of state.......................................... 181,266,705

                            SECURITIES OUTSTANDING

  8. Submit the following information concerning the registrant and each subsidiary thereof as of the latest available date:

                                  FUNDED DEBT

  (a) For each issue or series of funded debt secured by liens on property owned, whether or not such debt has been assumed: (Do not include here any contingent liabilities reported under paragraph 8 (c)).

                            As of December 31, 1999
       By permission of the Staff, columns E through I have been omitted

                                                                   Amount Issued
                                                 Amount Authorized Less Retired
 Name of Obligor         Title of Issue                (000)           (000)
       (a)                     (b)                      (c)             (d)
 ---------------         --------------          ----------------- -------------
       DRI       Secured Promissory Note, due
                  12/16/04.....................      $ 18,100        $ 18,100
    Dominion     Obligated Mandatorily
    Resources     Redeemable Preferred                250,000         250,000
     Capital      Securities
     Trust 1      1997 Series, 7.83%, due
                  12/15/27.....................
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1991-A, 8.75%, due
                  4/1/21.......................       100,000         100,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1992-C, 8.00%, due
                  3/1/04.......................       250,000         250,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1992-D, 7.625%, due
                  7/1/07.......................       215,000         215,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1992-E, 7.375%, due
                  7/1/02.......................       155,000         155,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-A, 7.25%, due
                  2/1/23.......................       100,000         100,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-B, 6.625%, due
                  4/1/03.......................       200,000         200,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-C, 5.875%, due
                  4/1/00.......................       135,000         135,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-D, 7.50%, due
                  6/1/23.......................       200,000         189,280
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-E, 6.00%, due
                  8/1/01.......................       100,000         100,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-F, 6.00%, due
                  8/1/02.......................       100,000         100,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1993-G, 6.75%, due
                  10/1/23......................       200,000         200,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1994-A, 7.00%, due
                  1/1/24.......................       125,000         125,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1994-B, 8.625%, due
                  10/1/24......................       200,000         200,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1995-A, 8.25%, due
                  3/1/25.......................       200,000         187,000
       VP        First and Refunding Mortgage
                  Bonds
                  Series 1997-A, 6.75%, due
                  2/1/07.......................       200,000         200,000
       VP        Money Market Municipal
                  Securities
                  Chesapeake 1985, 3.792%, due
                  2/1/08*......................        30,000          30,000
       VP        Money Market Municipal
                  Securities
                  Chesterfield 1985, 3.771%,
                  due 10/1/09*.................        40,000          40,000
       VP        Money Market Municipal
                  Securities
                  Chesterfield 1987 Series A,
                  3.838%, due 6/1/17*..........        40,000          40,000
       VP        Money Market Municipal
                  Securities
                  Chesterfield 1987 Series B,
                  3.838%, due 6/1/17*..........        35,000          35,000
       VP        Money Market Municipal
                  Securities
                  Chesterfield 1987 Series C,
                  3.703%, due 12/1/07*.........        15,000          15,000

                                                                   Amount Issued
                                                 Amount Authorized Less Retired
 Name of Obligor         Title of Issue                (000)           (000)
       (a)                     (b)                      (c)             (d)
 ---------------         --------------          ----------------- -------------
       VP        Money Market Municipal
                  Securities
                  Grant 1986, 3.794%, due
                  8/1/16*......................      $  7,400        $  7,400
       VP        Money Market Municipal
                  Securities
                  Grant 1994, 3.650%, due
                  9/1/24*......................        19,500          19,500
       VP        Money Market Municipal
                  Securities
                  Grant 1996, 3.800%, due
                  3/1/26*......................        24,500          24,500
       VP        Money Market Municipal
                  Securities
                  Halifax 1992, 3.812%, due
                  11/1/27*.....................        56,000          56,000
       VP        Money Market Municipal
                  Securities
                  Louisa 1984, 3.942%, due
                  12/1/08*.....................        60,000          60,000
       VP        Money Market Municipal
                  Securities
                  Louisa 1985, 3.718%, due
                  12/1/08*.....................        62,000          62,000
       VP        Money Market Municipal
                  Securities
                  Louisa 1987, 3.799%, due
                  12/1/15*.....................        18,000          18,000
       VP        Money Market Municipal
                  Securities
                  Prince William 1986, 3.770%,
                  due 8/1/16*..................        11,200          11,200
       VP        Money Market Municipal
                  Securities
                  York 1985, 3.762%, due
                  7/1/09*......................        70,000          70,000

       VP        Fixed Interest Rate Bonds
                  Louisa 1994, 5.450%, due
                  1/1/24.......................        19,500          19,500

       VP        Convertible Interest Rate
                  Bonds
                  Louisa 1997, 5.150%, due
                  3/30/22......................        10,000          10,000

    Virginia     Obligated Mandatorily
      Power       Redeemable Preferred                135,000         135,000
     Capital      Securities
     Trust 1      1995 Series A, 8.05%, due
                  9/30/25......................

       DEI       Senior Secured Bonds, 7.33%,
                  due 6/15/20..................       265,000         265,000

--------
(*) Interest rates vary based on the short-term money market municipal tax-exempt rates.

                                 CAPITAL STOCK

  (b) For each class of capital stock including certificates of beneficial interest give information both in number of shares and in dollar amounts: (Do not include here any warrants, options, or other securities reported under paragraph 8(d)).

                            As of December 31, 1999
       By permission of the Staff, columns G through J have been omitted

                                                        Amount
                                                       Reserved
                                                     for Options,
                                                       Warrants,   Additional
                                            Amount   Conversions &   Amount    Amount
 Name of Issuer      Title of Issue       Authorized Other Rights   Unissued   Issued
      (a)                  (b)               (c)          (d)         (e)       (f)
 --------------      --------------       ---------- ------------- ---------- --------
                                                          (Thousands)
      DRI       Common Stock, no par
                 value..................   500,000       7,147      306,553    186,300
                Preferred Stock.........    20,000         --        20,000       None

                                                         Amount
                                                        Reserved
                                                      for Options,
                                                        Warrants,   Additional
                                            Amount    Conversions &   Amount    Amount
 Name of Issuer      Title of Issue       Authorized  Other Rights   Unissued   Issued
      (a)                  (b)                (c)          (d)          (e)      (f)
 --------------      --------------       ----------- ------------- ----------- ------
                                                          (Thousands)
      CNG       Common Stock, par value
                 $2.75..................      400,000         --        304,052 95,948
                Preferred Stock, $100
                 par value..............        5,000         --          5,000   None
       VP       Common Stock, no par
                 value..................          300         --            129    171
       VP       Money Market Preferred,
                 Jan. 1987(1)...........      (2)             --            --     500
       VP       Money Market Preferred,
                 Jun. 1987(1)...........      (2)             --            --     750
       VP       Money Market Preferred,
                 Jun. 1989(1)...........      (2)             --            --     750
       VP       Money Market Preferred,
                 Oct. 1988(1)...........      (2)             --            --     750
       VP       Money Market Preferred,
                 Sept. 1992,
                 Series A(1)............      (2)             --            --     500
       VP       Money Market Preferred,
                 Sept. 1992,
                 Series B(1)............      (2)             --            --     500

       VP       Preferred Stock, $100
                 par value,
                 $4.04 Series...........      (2)             --            --      12
       VP       Preferred Stock, $100
                 par value,
                 $4.12 Series...........      (2)             --            --      32
       VP       Preferred Stock, $100
                 par value,
                 $4.20 Series...........      (2)             --            --      14
       VP       Preferred Stock, $100
                 par value,
                 $4.80 Series...........      (2)             --            --      73
       VP       Preferred Stock, $100
                 par value,
                 $5.00 Series...........      (2)             --            --     106
       VP       Preferred Stock, $100
                 par value,
                 $6.98 Series...........      (2)             --            --     600
       VP       Preferred Stock, $100
                 par value,
                 $7.05 Series...........      (2)             --            --     500
       VP       Preferred Stock, $100
                 par value,
                 $5.58 Series...........      (2)             --            --     400
       VP       Preferred Stock, $100
                 par value,
                 $6.35 Series...........      (2)             --            --   1,400

--------
Note:
(1) Money Market Preferred stock dividend rates are variable and are set every 49 days via an auction.
(2) The total number of authorized shares for Virginia Power preferred stock (whether or not subject to mandatory redemption) is 10 million shares.

                            CONTINGENT LIABILITIES

  (c) A brief outline of the nature and amount of each contingent liability on account of endorsement or other guarantees of any securities.

  Information regarding contingent liabilities is set forth in the following documents, copies of which are incorporated herein by reference in the stated
Exhibits:

  . Note Q to the Consolidated Financial Statements as of and for the year ended December 31, 1999, of Dominion Resources, Inc. included in Dominion's Form 10-K for the year ended December 31, 1999 (File No. 1-
     8489) (Exhibit F-1).

  . Notes 17 and 18 to the Consolidated Financial Statements as of and for the year ended December 31, 1999, of Consolidated Natural Gas Company included in CNG's Form 8-K, filed January 27, 2000, File No. 1-3196 (Exhibit F-6) and CNG's Form 10-K for the year ended December 31, 1999, File No. 1-3196 (Exhibit F-3).

  . Note R to the Consolidated Financial Statements as of and for the year ended December 31, 1999 of Virginia Electric and Power Company included in the Form 10-K for the year ended December 31, 1999, File No. 1-2255 (Exhibit F-2).

  Status of contingent liabilities will also be presented in the Form 10-Q filings for the period ended March 31, 2000 for each of Dominion, Virginia Power and CNG.

                               OTHER SECURITIES

  (d) A statement of the amount of warrants, rights, or options and of any class of securities of the registrant and subsidiary companies not elsewhere herein described which is outstanding and/or authorized. A brief description of the provisions thereof should be included. Information need not be set forth under this item as to notes, drafts, bills of exchange or bankers' acceptances which mature within nine months.

  Information regarding other securities is set forth in Dominion's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-
8489) and filed herewith as Exhibit F-1.

                       INVESTMENTS IN SYSTEM SECURITIES

  9. Give a tabulation showing the principal amount, par or stated value, the cost to the system company originally acquiring such security, and the number of shares or units, of each security described under Item 8 that is held by the registrant and by each subsidiary company thereof as the record (or beneficial) owner, and the amounts at which the same are carried on the books of each such owner. This information should be given as of the same date as the information furnished in answer to Item 8.

                                                Number of
                                                 Common
                                                 Shares    Issuer's   Owner's
         Name of Company                          Owned   Book Value Book Value
         ---------------                        --------- ---------- ----------
                                                              (Thousands of
                                                                Dollars)
Dominion Resources, Inc.
 Dominion Energy, Inc. ........... Common Stock      10    $612,611   $612,611

                             Oil and Gas Companies
  Dominion Reserves, Inc. ........ Common Stock     100     200,224    200,224
   Carthage Energy Services,
    Inc. ......................... Common Stock     500       4,380      4,380
    Phoenix Dominion Energy, LLC..                  N/A       3,423      3,423
   Cypress Energy Inc. ........... Common Stock     500      (5,784)    (5,784)
   Dominion Appalachian
    Development, Inc. ............ Common Stock      10      (4,674)    (4,674)
   Dominion Appalachian
    Development Properties LLC....                  N/A       6,654      6,654
   Dominion Gas Processing
    Michigan, Inc. ............... Common Stock      10       5,530      5,350
    Frederic HOF LP...............                  N/A      15,527     14,594
    Wilderness Energy Services
     LP...........................                  N/A      11,664      5,832
   Dominion Midwest Energy,
    Inc. ......................... Common Stock      10      15,191     15,191
   Great Lakes Compression,
    Inc. ......................... Common Stock      10       2,639      2,639
   Dominion Reserves Gulf Coast,
    Inc. ......................... Common Stock      10      48,239     48,239
   Dominion Reserves Indiana,
    Inc. ......................... Common Stock      10      (2,773)    (2,773)
 Dominion Black Warrior Basin,
  Inc. ........................... Common Stock      10       6,702      6,702
 Dominion Reserves Utah, Inc. .... Common Stock      10      27,908     27,908
 San Juan Partners, LLC...........                  N/A      56,902     56,902
 Dominion Storage, Inc. .......... Common Stock      10         358        358
  Dominion Energy Canada Limited.. Common Stock  73,886      92,991     92,991

                                              Number of
                                               Common
                                               Shares    Issuer's    Owner's
       Name of Company                          Owned   Book Value  Book Value
       ---------------                        --------- ----------  ----------
                                                            (Thousands of
                                                              Dollars)
                         Power Generation Companies
 Dominion Cogen, Inc. .......    Common Stock       100 $   63,895  $   63,895
 Dominion Cogen NY, Inc. ....    Common Stock       100       (351)       (351)
 Dominion Cogen WV...........    Common Stock       100     19,313      19,313
  Morgantown Energy
   Associates................                       N/A     20,269      10,135
 Dominion Elwood, Inc. ......    Common Stock       100     94,853      94,853
  Elwood Energy LLC..........                       N/A    199,524      99,762
 Dominion Elwood Services,
  Inc. ......................    Common Stock        10        132         132
 Dominion Kincaid, Inc. .....    Common Stock        10     81,858      81,858
  Kincaid Generation, LLC....                       N/A     97,528      97,528
 Dominion Energy Services
  Company Inc. ..............    Common Stock        10      5,370       5,370
 Dominion Energy Construction
  Company, Inc. .............    Common Stock       100        --          --
 Dominion Energy Management,
  Inc. ......................    Common Stock        10       (114)       (114)
 Dominion Generation, Inc. ..    Common Stock       100       (301)       (301)

 DR Capital Trust............    Common Stock                7,732       7,732
 Dominion UK Holding, Inc....                               (9,498)     (9,498)
 Virginia Power..............    Common Stock            3,742,342   3,742,342
  VP Fuel Corp. .............    Common Stock         1          1           1
  VP Services................    Common Stock     1,100      8,919       8,919
   Evantage..................    Common Stock       N/A        --          --
   VPEM......................    Common Stock     1,000      9,475       9,475
   VPSE......................    Common Stock         1         16          16
   VPNS......................    Common Stock       100       (876)       (876)
   VP Property...............    Common Stock       N/A        --          --
  VPSC.......................    Common Stock        41     12,336      12,336
  VP Capital Trust I.........    Common Stock   167,000      4,175       4,175
                              Preferred Stock 5,400,000        --          --
 Dominion Capital............    Common Stock       --     740,912     740,912
  Dominion Capital Financial,
   Inc. .....................    Common Stock       100        --          --
  Dominion Capital Ventures
   Corporation...............    Common Stock       100    148,123     148,123
  Dominion Financing
   Services, Inc. ...........    Common Stock        10        --          --
  Dominion Land Management
   Company, Inc. ............    Common Stock       100     (1,762)     (1,762)
  Dominion Lands, Inc. ......    Common Stock        10     24,915      24,915
  Dominion Mortgage Services,
   Inc. .....................    Common Stock       100    345,657     345,657
  Dominion Venture
   Investments, Inc. ........    Common Stock       100     50,337      50,337
  Edgen, Inc. ...............    Common Stock       541     21,365      21,365
  Louisiana Hydroelectric
   Capital Corp. ............    Common Stock        10      6,681       6.681
  Catalyst Old River
   Hydroelectric Ltd. .......                       N/A     26,599      32,237
  Optacor Financial Services
   Co. Inc. .................    Common Stock     1,000        931         931
  Rincon Securities, Inc. ...    Common Stock         1     74,662      74,662
  Stanton Associates, Inc. ..    Common Stock   529,411      9,731       9,731
  Stonehouse Development
   Company, LLC..............                       N/A      1,738       1,738
  Trilon Dominion Partners,
   LLC.......................                       N/A     37,084      48,257
  Vidalia Audit, Inc. .......    Common Stock       100       (187)       (187)
  Virginia Financial
   Ventures, Inc. ...........    Common Stock       100    312,783     312,783

--------
Note: Foreign holding companies are not included since they have been or will be sold.

                                                         Number of
                                                          Common
                                                          Shares    Issuer's   Owner's
         Name of Company                                   Owned   Book Value Book Value
         ---------------                                 --------- ---------- ----------
                                                                       (Thousands of
                                                                         Dollars)
 Consolidated Natural Gas Company
 CNG Service..................... Common Stock                 100  $     10   $     10
                                  6.75% non-negotiable
                                  note                                 1,612      1,612
                                  9.50% non-negotiable
                                  notes                                1,265      1,265
                                  6.10% non-negotiable
                                  note                                   795        795
                                  7.50% non-negotiable
                                  note                                20,000     20,000

 CNG Transmission................ Common Stock              60,100   722,476    720,477
                                  6.20% non-negotiable
                                  note                                50,000     50,000
                                  6.95% non-negotiable
                                  note                                14,000     14,000
                                  6.75% non-negotiable
                                  note                                13,959     13,959
                                  9.50% non-negotiable
                                  notes                               10,960     10,960
                                  7.40% non-negotiable
                                  notes                               75,000     75,000
                                  8.95% non-negotiable
                                  notes                               35,000     35,000
                                  6.10% non-negotiable
                                  note                                59,541     59,541
                                  6.80% non-negotiable
                                  notes                               57,793     57,793
                                  8.75% non-negotiable
                                  note                                27,000     27,000

    CNG Iroquois................. Common Stock               2,394    39,709     39,709

 East Ohio Gas................... Common Stock           4,759,353   414,702    394,076
                                  6.95% non-negotiable
                                  note                                40,000     40,000
                                  6.75% non-negotiable
                                  note                                 4,640      4,640
                                  9.50% non-negotiable
                                  notes                                3,643      3,643
                                  7.40% non-negotiable
                                  notes                               35,000     35,000
                                  8.95% non-negotiable
                                  notes                               20,000     20,000
                                  6.10% non-negotiable
                                  notes                               30,220     30,220
                                  6.80% non-negotiable
                                  notes                               29,946     29,946
                                  8.75% non-negotiable
                                  note                                 2,250      2,250
                                  6.20% non-negotiable
                                  note                                80,000     80,000
                                  7.50% non-negotiable
                                  note                                55,000     55,000

 Peoples Natural Gas............. Common Stock           1,835,350   248,881    238,882
                                  6.95% non-negotiable
                                  note                                 9,000      9,000
                                  6.75% non-negotiable
                                  note                                 3,437      3,437
                                  9.50% non-negotiable
                                  notes                                2,699      2,699
                                  8.95% non-negotiable
                                  notes                               14,000     14,000
                                  7.40% non-negotiable
                                  notes                               15,000     15,000
                                  6.80% non-negotiable
                                  notes                               37,430     37,430
                                  6.10% non-negotiable
                                  note                                26,039     26,039
                                  6.85% non-negotiable
                                  note                                25,000     25,000

 Virginia Natural Gas............ Common Stock               5,273   208,737    209,111
                                  6.20% non-negotiable
                                  note                                55,000     55,000
                                  6.85% non-negotiable
                                  note                                24,000     24,000
                                  7.50% non-negotiable
                                  note                                37,000     37,000

                                                    Number of
                                                     Common
                                                     Shares    Issuer's   Owner's
    Name of Company                                   Owned   Book Value Book Value
    ---------------                                 --------- ---------- ----------
                                                                  (Thousands of
                                                                    Dollars)
Hope Gas................ Common Stock                449,000   $ 57,466   $ 56,258
                         6.95% non-negotiable note                3,000      3,000
                         6.75% non-negotiable note                1,505      1,505
                         9.50% non-negotiable notes               1,182      1,182
                         7.40% non-negotiable notes               5,000      5,000
                         8.95% non-negotiable notes               3,000      3,000
                         6.10% non-negotiable note                6,420      6,420
                         6.80% non-negotiable notes              12,097     12,097
                         6.85% non-negotiable note                1,000      1,000
                         7.50% non-negotiable note                4,200      4,200

CNG Producing........... Common Stock                 43,900    679,256    683,413
                         6.20% non-negotiable note               25,000     25,000
                         6.95% non-negotiable note               30,000     30,000
                         6.75% non-negotiable note               50,000     50,000
                         8.95% non-negotiable notes              44,550     44,550
                         6.10% non-negotiable note               71,075     71,075
                         6.80% non-negotiable note                8,500      8,500
                         6.85% non-negotiable note              100,000    100,000
                         7.50% non-negotiable note              195,000    195,000

  CNG Pipeline.......... Common Stock                 12,000      1,441      1,441

CNG Main Pass........... Common Stock                      1      3,002      3,002

CNG Oil Gathering....... Common Stock                      1      3,606      3,606

CNG Retail.............. Common Stock                    600     (2,845)    (2,845)

CNG Power............... Common Stock                  8,360      9,185      9,185

  CNG Market Center
 Services............... Common Stock                     10      1,448      1,448

  CNG Bear Mountain..... Common Stock                      1         22         22

  Granite Road.......... Common Stock                  1,000          1          1

CNG Products and
 Services............... Common Stock                    399         59         59

  CNG Technologies...... Common Stock                    200        611        611

CNG Field Services...... Common Stock                  1,367     21,956     21,772

CNG Power Services...... Common Stock                  1,552     (2,667)    (2,667)

CNG International....... Common Stock                 23,855    228,352    228,352
                         6.20% non-negotiable note               15,000     15,000

  CNG Cayman One........ Common Stock                    990     38,232     38,232

    CNGI Australia...... Common Stock                    100     34,306     38,232

  CNG Cayman Three...... Common Stock                    100    130,518    130,518

    CNG Argentina....... Common Stock                 12,000        979        979

  CNG Kauai............. Common Stock                      1      1,797      1,797

                                                 Number of
                                                  Common
                                                  Shares    Issuer's   Owner's
          Name of Company                          Owned   Book Value Book Value
          ---------------                        --------- ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
CNG LNG............................ Common Stock     100     $1,002     $1,002

CNG Research....................... Common Stock   1,558         78         78

CNG Coal........................... Common Stock   2,236      6,869      6,869

CNG Financial...................... Common Stock       5         35         35

                        INVESTMENTS IN OTHER COMPANIES

  10. Give a tabulation showing all investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant. Also show all other investments of the registrant and of each subsidiary thereof in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owning such investment or an amount in excess of $25,000 (whichever amount is the lesser). Give principal amount and number of shares or units and the cost of each issue of such securities to the system company originally acquiring such security, and amount at which carried on the books of the owner. List all such securities pledged as collateral for loans or other obligations and identify loans and obligations for which pledge. This information should be given as of the same date as the information furnished in answer to Item 8.

  (a) Investments of the registrant and of each subsidiary thereof in holding companies and in public utility companies which are not subsidiary companies of the registrant: None.

  (b) By permission of the Staff, Dominion has presented below all other investments held by Dominion or any of its subsidiaries in the securities of any other enterprise, if the book value of the investment in any such enterprise exceeds 2% of the total debit accounts shown on the balance sheet of the company owing such investment or an amount in excess of $1,000,000 (whichever amount is the greater). This item is applicable to investments held by the registrant or its 50% or greater owned subsidiaries with the following exceptions:

  (1) Any interests held by EWG subsidiaries may be aggregated by facility;
  (2) Dominion Capital may report at the first tier subsidiary level except that any interests held by its hydro facility must be separately presented; and
  (3) Any interests held by foreign subsidiaries subject to a pending sale may be aggregated.

                                                                  Number of
             Registrant/                                            Common    Ownership   Book
              Subsidiary                    Other Company        Shares Owned Percentage  Value
             -----------                    -------------        ------------ ---------- -------
                                                                                         ($000)
 Dominion Energy, Inc................ Coso Power Developers          N/A        11.10%   $30,540
                                      Coso Energy Developers         N/A         9.50%    26,959
                                      Luz Solar Partners Ltd.
                                       VII                           N/A        15.00%     8,866
                                      Rumford Cogeneration
                                       Company Limited
                                       Partnership                   N/A        10.20%     9,481
 Dominion Venture Investments, Inc... Cambrian Capital
                                       Corporation                   N/A        45.80%    50,282
 Dominion Gas Processing              Alberta Hub Joint
  Michigan, Inc......................  Venture                       N/A        40.00%    14,632
                                      Wilderness Chester Gas
                                       Processing Limited
                                       Partnership                   N/A        45.20%     2,597
 CNG Iroquois........................ Iroquois Gas
                                       Transmission System, LP       N/A        16.00%    38,498
 CNG Main Pass....................... Dauphin Island Gathering
                                       Partners                      N/A        13.58%    33,390

                                                          Number of
         Registrant/                                        Common    Ownership   Book
          Subsidiary                Other Company        Shares Owned Percentage  Value
         -----------                -------------        ------------ ---------- -------
                                                                                 ($000)
 CNG Oil Gathering........... Main Pass Oil Gathering
                               Company                       N/A        33.30%   $17,420
 CNG Market Center Services.. CNG/Sabine Center              N/A        50.00%       612
 CNG International........... DBNGP Finance Company
                               LLC                           N/A        50.00%    54,490*
                              Buenos Aires Energy
                               Company                    25,421,525    25.00%    31,407
                              The Latin American
                               Energy and Electricity
                               Fund I, LP                    N/A        16.50%     8,266
                              FondElec General
                               Partner, LP                   N/A         8.29%        43
                              Kauai Power Partners, LP       N/A         1.00%        18
 CNGI Australia Pty Ltd...... EPIC Energy Pty, LTD       150,000,030    30.00%    34,182
 CNG Cayman Three Ltd........ Sodigas Pampeana SA         26,180,062    21.55%    78,059
                              Sodigas Sur SA              18,918,540    21.55%    51,215
 CNG Kauai, Inc. ............ Kauai Power Partners, LP       N/A        99.00%     1,787

--------
* In 1998, DBNGP Finance borrowed $250 million under a Senior Term Loan Facility (Term Loan). The Term Loan matures in 2001, can be extended in one-year increments to 2003 and bears interest at a variable rate. Of the gross proceeds received by DBNGP Finance under the Term Loan, $100 million was distributed to CNG International. In connection with the Term Loan, CNG International entered into an Equity Contribution Agreement with DBNGP Finance. CNG International is contractually obligated to make equity contributions to DBNGP Finance equal to the Term Loan proceeds distributed to CNG International, plus interest on such proceeds, in the event that DBNGP Finance is unable to service this debt. CNG is contractually obligated to cause CNG International to make such equity contributions.

                       INDEBTEDNESS OF SYSTEM COMPANIES

  11. List each indebtedness of the registrant and of each subsidiary company thereof (other than indebtedness reported under Item 8, but as of the same date) where the aggregate debt owed by any such company to any one person exceeds $25,000 or an amount exceeding 2% of the total of the debit accounts shown on the balance sheet of the debtor (which amount is the lesser) but not including any case in which such aggregate indebtedness is less than $5,000, and give the following additional information as to each such indebtedness:

  (a) Debts owed to associate companies at December 31, 1999.

                                                              Rate of  Date of
                                                      Amount  Interest Maturity
       Name of Debtor            Name of Creditor      Owed   (Note 1) (Note 2)
       --------------            ----------------    -------- -------- --------
                                                      ($000)
Dominion--First Tier
Dominion Energy.............. Dominion Resources     $  4,251   None     N/A
                              Dominion Resources      120,712   6.4%     N/A
                              Dominion Capital              3   None     N/A
                              Dominion Generation         210   None     N/A
Dominion Resources........... Virginia Power            1,424   None     N/A
                              DRI Capital Trust       257,732  7.83%     2027
Dominion Capital Trust I..... Dominion Resources      219,097 5.4645%    N/A
Dominion Generation.......... Dominion Energy             505   None     N/A

                                                              Rate of  Date of
                                                      Amount  Interest Maturity
       Name of Debtor            Name of Creditor      Owed   (Note 1) (Note 2)
       --------------            ----------------    -------- -------- --------
                                                      ($000)
Dominion Capital
Dominion Capital............  Edgen, Inc.            $  7,452 6.5545%  Revolver
                              Louisiana
                              Hydroelectric
                               Capital Corp.            1,381 6.5545%  Revolver
                              Rincon Securities,
                              Inc.                     97,576 6.5545%  Revolver
                              Virginia Financial
                               Ventures, Inc.           2,711 6.5545%  Revolver
Dominion Capital Ventures
 Corporation................  Dominion Capital        200,266 6.5545%  Revolver
Dominion Land Management
 Company....................  Dominion Capital          1,222 6.5545%  Revolver
Dominion Lands, Inc.........  Dominion Capital         51,143 6.5545%  Revolver
Dominion Mortgage Services,
 Inc........................  Dominion Capital        121,865 6.5545%  Revolver
Stanton Associates Inc......  Dominion Capital          2,039 6.5545%  Revolver
Vidalia Audit, Inc. ........  Dominion Capital            232 6.5545%  Revolver
Virginia Financial Ventures,
 Inc. ......................  Dominion Capital         84,947 6.5545%  Revolver
Dominion Capital............  Dominion Resources          807   None     N/A
Dominion Capital Ventures
 Corporation................  Dominion Resources          212   None     N/A
Dominion Land Management
 Company, Inc...............  Dominion Resources           52   None     N/A
Dominion Capital Ventures
 Corporation................  Dominion Capital            221   None     N/A
Dominion Lands, Inc.........  Dominion Land                41   None     N/A
                               Management Co., Inc.
Dominion Mortgage Services,
 Inc........................  Dominion Capital             74   None     N/A

Dominion Energy--Power
 Generation Companies
Dominion Cogen, Inc.........  Dominion Energy             648   None     N/A
Dominion Cogen, NY..........  Dominion Energy             182   None     N/A
Dominion Energy.............  Dominion Cogen, WV        2,162   None     N/A
                              Dominion Cogen WV        17,526   6.4%     N/A
Dominion Kincaid, Inc.......  Dominion Energy           3,400   None     N/A
                              Dominion Energy           3,125   6.4%     N/A
Dominion Energy.............  Kincaid Generation
                              LLC                      11,358   6.4%     N/A
                              Kincaid Generation
                              LLC                      37,676   None     N/A
Kincaid Generation LLC......  Dominion Energy
                               Services Company,
                              Inc.                      4,099   None     N/A
Dominion Elwood, Inc........  Dominion Energy           3,200   None     N/A
Dominion Energy.............  Elwood Energy LLC            91   None     N/A
                              Elwood Energy LLC         3,466   6.4%     N/A
Dominion Energy Services
 Co.........................  Dominion Energy             264   None     N/A
Kincaid Generation..........  Dominion Energy
                               Services Co.             1,894   None     N/A
Morgantown Energy             Dominion Energy
 Associates.................   Services Co.             1,308   None     N/A
                              Dominion Energy
                               Services Co.             3,527  11.5%     N/A
Dominion Energy.............  Dominion Energy
                               Services Co., Inc.       2,706   6.4%     N/A
                              Dominion Energy
                               Construction Company     3,131   None     N/A
                              Dominion Energy
                               Construction Company     1,642   6.4%     N/A

                                                              Rate of  Date of
                                                      Amount  Interest Maturity
       Name of Debtor            Name of Creditor      Owed   (Note 1) (Note 2)
       --------------            ----------------    -------- -------- --------
                                                      ($000)
Kincaid Generation LLC......  Dominion Energy
                               Construction Company  $    225   None     N/A
Dominion Elwood Services
 Co.........................  Dominion Energy             151   None     N/A
Elwood Energy, Inc..........  Dominion Elwood
                               Services Co.           387,585   None     N/A
Dominion Elwood Services
 Co. .......................  Dominion Resources       17,344   None     N/A
Morgantown Energy
 Associates.................  Dominion Energy             638   11%      N/A

Dominion Energy--Oil and Gas
 Companies
Dominion Energy.............  Dominion Reserves        25,379   None     N/A
                              Dominion Reserves        26,494   6.4%     N/A
                              Dominion Black
                              Warrior  Basin, Inc.      1,719   None     N/A
Dominion Black Warrior
 Basin, Inc.................  Dominion Energy           7,012   6.4%     N/A
Dominion Reserves--Utah,
 Inc........................  Dominion Energy           2,613   None     N/A
                              Dominion Energy          17,087   6.4%     N/A
Dominion Energy.............  Dominion Reserves--
                               Indiana, Inc.              282   None     N/A
Dominion Reserves--Indiana,
 Inc........................  Dominion Energy          14,757   6.4%     N/A
Dominion Energy.............  Dominion Reserves
                              Gulf  Coast Inc.            258   None     N/A
                              Dominion Reserves
                              Gulf  Coast Inc.         48,539   6.4%     N/A
                              Cypress Energy, Inc.        470   None     N/A
Cypress Energy, Inc.........  Dominion Energy           8,134   6.4%     N/A
Dominion Appalachian
 Development, Inc. .........  Dominion Energy           3,999   None     N/A
                              Dominion Energy           7,884   6.4%     N/A
Dominion Appalachian
 Development
 Properties, LLC............  Dominion Energy           3,348   None     N/A
                              Dominion Energy          54,462   6.4%     N/A
Dominion Energy.............  Dominion Midwest
                               Energy, Inc.             5,567   None     N/A
Dominion Midwest Energy,      Carthage Energy
 Inc........................   Services, Inc.              37   None     N/A
Dominion Energy.............  Dominion Midwest
                               Energy, Inc.            13,653   6.4%     N/A
Dominion Midwest Energy,      Carthage Energy
 Inc........................   Services, Inc.              41   None     N/A
Dominion Energy.............  Dominion Reserves         5,557   None     N/A
Dominion Reserves...........  Dominion Energy          77,192   6.4%     N/A
Dominion Energy.............  Great Lakes
                               Compression, Inc.        1,017   None     N/A
Great Lakes Compression,
 Inc........................  Dominion Energy           4,643   6.4%     N/A
Dominion Energy.............  San Juan Partners,
                              LLC                      11,187   None     N/A
San Juan Partners, LLC......  Dominion Energy          64,194   6.4%     N/A
Dominion Midwest Energy,      Carthage Energy
 Inc........................   Services, Inc.             857   None     N/A
Dominion Reserves...........  Carthage Energy
                               Services, Inc.             798   None     N/A

                                                             Rate of  Date of
                                                     Amount  Interest Maturity
       Name of Debtor           Name of Creditor     Owed    (Note 1) (Note 2)
       --------------           ----------------    -------- -------- --------
                                                     ($000)
Carthage Energy Services,
 Inc........................ Dominion Energy        $  3,771   None     N/A
                             Dominion Energy           1,942   6.4%     N/A
Dominion Energy............. Phoenix Dominion
                              Energy, LLC                987   None     N/A
Phoenix Dominion Energy,
 LLC........................ Dominion Energy             993   6.4%     N/A
Dominion Energy............. Dominion Gas
                              Processing Michigan,
                              Inc.                     1,741   None     N/A
Dominion Gas Processing
 Michigan, Inc.............. Dominion Energy          15,466   6.4%     N/A
Dominion Energy Canada,
 Ltd. ...................... Dominion Energy          16,310   6.4%     N/A
Virginia Power
Virginia Power.............. VPS Communications        1,564   None     N/A
                             VP Services               8,310   None     N/A
                             VP Capital Trust I           30   None     N/A
                             VP Capital Trust I      139,175   None     N/A
                             VP Services Energy       22,933   None     N/A
VP Fuels.................... Virginia Power           34,656   None     N/A
VPS Communications.......... Virginia Power            4,545   None     N/A
VP Services................. VP Energy Marketing      23,281   None     N/A
                             Virginia Power           93,814   None     N/A
                             Virginia Power           94,031   None     N/A
VP Services Energy.......... VP Services              13,448   None     N/A
                             VP Services              54,458   None     N/A
VP Energy Marketing......... VP Services Energy        9,810   None     N/A
                             VP Services              39,672   None     N/A
VP Nuclear Services......... VP Services               1,381   None     N/A
                             VP Services                 216   None     N/A

Consolidated Natural Gas
Consolidated Natural Gas.... CNG Service Company      23,935   None     N/A
                             CNG Transmission             57   None     N/A
                             Virginia Natural Gas      4,125   None     N/A
                             CNG Retail                   34   None     N/A
CNG Service Company......... CNG                         134   None     N/A
                             CNG Service Company         899   None     N/A
                             CNG Transmission            514   None     N/A
                             East Ohio Gas               550   None     N/A
                             Peoples Natural Gas         284   None     N/A
                             Hope Gas                    504   None     N/A
                             CNG Retail                   68   None     N/A
CNG Transmission............ CNG                      38,663   None     N/A
                             CNG Service Company       4,374   None     N/A
                             East Ohio Gas               106   None     N/A
                             Peoples Natural Gas          70   None     N/A
                             Hope Gas                    771   None     N/A
                             CNG Field Services        1,609   None     N/A
                             CNG Power                   207   None     N/A
CNG Iroquois................ CNG Transmission          1,431   None     N/A

                                                               Rate of  Date of
                                                       Amount  Interest Maturity
        Name of Debtor             Name of Creditor     Owed   (Note 1) (Note 2)
        --------------             ----------------    ------- -------- --------
                                                       ($000)
East Ohio Gas.................. CNG                    $27,259   None     N/A
                                CNG Service Company      8,146   None     N/A
                                CNG Transmission         8,118   None     N/A
                                Peoples Natural Gas        130   None     N/A
                                Virginia Natural Gas       166   None     N/A
                                Hope Gas                   129   None     N/A
                                CNG Retail               1,444   None     N/A
                                CNG Products and
                                 Services                  440   None     N/A
Peoples Natural Gas............ CNG                     13,631   None     N/A
                                CNG Service Company      2,501   None     N/A
                                CNG Transmission         1,977   None     N/A
                                Virginia Natural Gas        36   None     N/A
                                CNG Producing              770   None     N/A
                                CNG Retail               8,435   None     N/A
                                CNG Products and
                                 Services                  175   None     N/A
Virginia Natural Gas........... CNG                      1,263   None     N/A
                                CNG Service Company      1,479   None     N/A
                                CNG Transmission           989   None     N/A
                                East Ohio Gas               35   None     N/A
Hope Gas....................... CNG                      1,186   None     N/A
                                CNG Service Company      1,148   None     N/A
                                CNG Transmission         2,217   None     N/A
                                East Ohio Gas              107   None     N/A
                                CNG Producing              473   None     N/A
                                CNG Field Services         627   None     N/A
CNG Producing.................. CNG                      5,407   None     N/A
                                CNG Service Company      2,213   None     N/A
                                Peoples Natural Gas        210   None     N/A
                                Hope Gas                    91   None     N/A
                                CNG Field Services         259   None     N/A
                                CNG Pipeline                54   None     N/A
CNG Pipeline................... CNG Producing               84   None     N/A
CNG Field Services............. CNG                      4,000   None     N/A
                                CNG Service Company         46   None     N/A
                                CNG Transmission         3,169   None     N/A
                                East Ohio Gas            1,713   None     N/A
                                CNG Producing            1,732   None     N/A
                                CNG Retail                 146   None     N/A
CNG Retail..................... CNG Service Company        330   None     N/A
                                East Ohio Gas            2,480   None     N/A
                                Peoples Natural Gas      1,272   None     N/A
                                CNG Power Services       1,659   None     N/A
                                CNG Field Services       4,370   None     N/A
CNG Power...................... CNG Service Company         25   None     N/A
                                CNG Transmission            83   None     N/A
                                CNG Bear Mountain           35   None     N/A

                                                              Rate of  Date of
                                                       Amount Interest Maturity
        Name of Debtor             Name of Creditor    Owed   (Note 1) (Note 2)
        --------------             ----------------    ------ -------- --------
                                                       ($000)
CNG International.............. CNG                     232     None     N/A
                                CNG Service Company      95     None     N/A
CNG Cayman Three............... CNG International        26     None     N/A
CNG Products and Services...... CNG Service Company      25     None     N/A
                                East Ohio Gas           111     None     N/A
                                Peoples Natural Gas      32     None     N/A
                                CNG Retail              424     None     N/A

--------
Notes
(1) Rates of interest herein represent the average December 1999 rate and are generally based on LIBOR plus a spread.
(2)Intercompany payables and receivables are generally billed and settled monthly.

  The following table provides information on the investments and borrowings of participants in the CNG System Money Pool (Pool) at December 31, 1999. The Pool is administered by CNG Service Company on behalf of the participants. The operation of the Pool was authorized by the SEC in the Act Release Nos. 24128, 24399, 26021 and 26742. (File No. 70-7258):

                                                       Amount  Interest Date of
          Debtor                  Creditor              Owed     Rate   Maturity
          ------                  --------            -------- -------- --------
                                                       ($000)
                           Consolidated Natural
CNG Service Company....... Gas                        $616,656 (Note 1) (Note 3)
                           CNG Iroquois                 10,757 (Note 1) (Note 3)
                           CNG Producing                12,139 (Note 1) (Note 3)
                           CNG Pipeline                  1,145 (Note 1) (Note 3)
                           Consolidated LNG              1,012 (Note 1) (Note 3)
                           CNG Research                     71 (Note 1) (Note 3)
                           CNG Coal                      3,718 (Note 1) (Note 3)
                           CNG Products and Services       536 (Note 1) (Note 3)
                           CNG Technologies                145 (Note 1) (Note 3)
                           CNG Power                     4,664 (Note 1) (Note 3)
                           CNG Market Center Services      947 (Note 1) (Note 3)
CNG Transmission.......... CNG Service Company          46,976 (Note 2) (Note 4)
East Ohio Gas............. CNG Service Company         288,170 (Note 2) (Note 4)
Peoples Natural Gas....... CNG Service Company          94,076 (Note 2) (Note 4)
Virginia Natural Gas...... CNG Service Company          47,117 (Note 2) (Note 4)
Hope Gas.................. CNG Service Company          29,934 (Note 2) (Note 4)
CNG Producing............. CNG Service Company           1,577 (Note 2) (Note 4)
CNG Power Services........ CNG Service Company           3,434 (Note 2) (Note 4)
CNG International......... CNG Service Company           9,890 (Note 2) (Note 4)
CNG Field Services........ CNG Service Company           2,709 (Note 2) (Note 4)
CNG Main Pass............. CNG Service Company          25,878 (Note 2) (Note 4)
CNG Oil Gathering......... CNG Service Company          11,496 (Note 2) (Note 4)
CNG Retail................ CNG Service Company          27,811 (Note 2) (Note 4)

--------
Notes:
(1) Participants investing in the Pool share in the interest earned on the Pool's investments on a basis proportionate to their investment.
(2) Participants borrowing from the Pool pay interest generally at a rate equivalent to the effective cost of short-term borrowings to Consolidated Natural Gas.

(3) Participants may withdraw their investments in the Pool at any time.
(4) Borrowings from the Pool are payable on demand, and may be prepaid at any time without premium or penalty.

  (b) Debts owed to others at December 31, 1999 (millions, except interest rates):

                                                      Amount Rate of   Maturity
                 Debtor                    Creditor    Owed  Interest    Date
                 ------                    --------   ------ --------  --------
Dominion................................ Various      $  300 Variable    Various
Virginia Power.......................... Various         422 5.7-10.0  2000-2008
Virginia Power.......................... Various         375  6.7-7.1  2004-2008
Dominion UK............................. Bayerische       54 Variable  2000-2007
                                         Landesbank
                                         Girozentrale
Dominion Energy......................... Various         303  5.6-6.0 2002, 2005
                                         Various         363  5.7-6.7       2001
                                         Various          39  4.5-6.6  2000-2024
                                         Various           3      5.4    Various
Dominion Capital........................ Various          96  6.1-7.6  2000-2003
                                         Various         159 6.5-12.1  2000-2012
                                         Various          48      6.2       2000
                                         Various          44      6.2       2000
                                         Various         298      6.5  2002-2006
                                         Various          64      5.6    Various
                                         Various       1,492      5.9    Various
Consolidated Natural Gas................ Various         400     7.25       2004
                                         Various         200        6       2010
                                         Various         300      6.8       2027
                                         Various         150    6.625       2008
                                         Various         150    6.875       2026
                                         Various         150    7.375       2005
                                         Various         150    6.625       2013
                                         Various         150     5.75       2003
                                         Various         129     8.75       2019

                               PRINCIPAL LEASES

  12. Describe briefly the principal features of each lease (omitting oil and gas leases) to which the registrant or any subsidiary company thereof is a party, which involves rental at an annual rate of more than $50,000 or an amount exceeding 1% of the annual gross operating revenue of such party to said lease during its last fiscal year (whichever of such sums is the lesser) but not including any leases involving rental at a rate of less than $5,000 per year.

  Dominion and CNG paid approximately $39.9 million and $35.2 million, respectively, related to routine operating leases in 1999. Such leases primarily related to land and buildings, office space, office furniture and equipment, computer equipment, transportation, pipeline facilities and other miscellaneous items used in operations. Certain of these leases are used by several Dominion entities with costs being shared in accordance with state regulations, as applicable.

  Dominion owns Virginia Power's headquarters building and leases it to Virginia Power under a capital lease with annual rentals approximating $3 million. This lease expires in 2006 and was entered into at terms approved by the Virginia Commission. Virginia Power paid approximately $8.7 million under other capital leases in 1999, primarily related to computer and related equipment.

  Virginia Power's subsidiary, VPS Communications, leases fiber optic capacity from Virginia Power at rates subject to the approval of the Virginia Commission. Such lease payments approximated $600,000 in 1999. VPS Communications leases fiber optic capacity, including the capacity leased from Virginia Power, to other parties. Activity under these leases approximated $3.4 million in 1999.

  In addition, Virginia Power serves as the lessor in various capital leases which resulted in receipts of approximately $2.4 million in 1999. Such leases primarily related to land and buildings, office space and certain energy services projects.

  CNG Transmission leases from CNG Field Services (formerly CNG Storage Service Company) approximately 9 billion cubic feet of natural gas that serves as a portion of the base gas required for CNG Transmission to operate the North Summit Storage Pool in Fayette County, Pennsylvania. Such lease payments approximated $3.5 million in 1999. This lease expires in 2011. (See Act Release No. 25311, File No. 70-7729).

                                SECURITIES SOLD

  13. If, during the last five years, the registrant or any subsidiary company thereof has issued, sold, or exchanged either publicly or privately any securities having a principal amount, par, stated or declared value exceeding $1,000,000 or exceeding an amount equal to 10% of the total liabilities as shown by the balance sheet of issuer at the time of such issue (whichever of such sums is the lesser), give the following information with respect to each such issue or sale:

  By permission of the Staff, information required to be disclosed pursuant to this item is not set forth herein.

                AGREEMENT FOR FUTURE DISTRIBUTION OF SECURITIES

  14. (a) Summarize the terms of any existing agreement to which the registrant or any associate or affiliate company thereof is a party or in which any such company has a beneficial interest with respect to future distribution of securities of the registrant or of any subsidiary.

  Certain information regarding agreements with respect to future distribution of securities of DRI and its subsidiaries is set forth in the following documents, the applicable portions of which are hereby incorporated herein by reference: Items B.1 through B.3 of the Application/Declaration of DRI and CNG on Form U-1, as amended in File No. 70-9517; Items E.1 through E.4 of the Application/Declaration of DRI and CNG on Form U-1, as amended in File No. 70-9517; and the Registration Statement of DRI on Form S-3 (File No. 333-93187) with respect to the registration of $4.5 billion of senior debt securities, junior subordinated debentures, trust preferred securities and related guarantee, common stock, preferred stock, stock purchase contracts and stock purchase units and the Registration Statement of CNG on Form S-3 (File No. 333-92765) with respect to $1 billion of debt securities.

  Since the closing of Dominion's merger with CNG, the following financings have been executed by Dominion or its affiliates:

  1. Virginia Electric and Power Company's issuance, on March 22, 2000, of $20 million in aggregate principal amount of its Series F, Medium-Term Notes, bearing interest at a variable rate of LIBOR plus 15 basis points, maturing March 22, 2002.

  2. Virginia Electric and Power Company's issuance, on March 22, 2000, of $200 million in aggregate principal amount of its Series G, Medium-Term Notes, bearing interest at a variable rate of LIBOR plus 15 basis points, maturing March 22, 2002.

  The following financing activities are expected during the next 12 months, however, the specific timing, execution and choice of security will be based upon actual market conditions and cash flow needs of the companies:

  1. Replacement of approximately $3.1 billion in aggregate principal of Dominion's short-term bridge financing for the acquisition of CNG. The following securities are contemplated for execution based upon then-prevailing market conditions:

    . $700 million in aggregate principal amount of senior notes with a maturity of 10 years

    . $700 million in aggregate principal amount of senior notes with a maturity of 5 years

    . $400 million in aggregate principal amount of senior notes with a maturity of 3 years

    . $700 million in aggregate principal amount of synthetic put bonds effecting a security with a maturity of 10 years or more and a mandatory put option at 3 years or less

    . $250 million in aggregate principal amount of trust preferred securities

    . $350 million in aggregate principal amount of mandatory convertible securities

    The authority to issue these proposed securities is provided under the SEC Registration Statement, File No. 333-93187 referred to above.

  2. Replacement of $150 million of mandatory debt and preferred stock maturities and approximately $250 million of additional capital requirements, not currently expected to be covered through internal cash flows, of Virginia Electric and Power Company. Authority to be requested under a new SEC Registration Statement to be filed during the 2nd Quarter 2000.

  3. Potentially replace a portion of CNG's short-term, commercial paper with long-term debt securities based upon then-prevailing market conditions. Authority provided under SEC Registration Statement, File No. 333-92765 referred to above.

    (b) Describe briefly the nature of any financial interest (other than the ownership of securities acquired as a dealer for the purpose of resale) which any person with whom such agreement exists, has in the registrant or in any associate or affiliate company thereof.

  See response to 14 (a) above.

                   TWENTY LARGEST HOLDERS OF CAPITAL STOCKS

  15. (a) As of a recent date (indicating such date for each class) give the following information with respect to the holders of each class of stock and/or certificates of beneficial interest of the registrant:

    Dominion shares can be held by certificate, through a dividend reinvestment plan, through employee investment plans, through investment companies and other street name and nominee accounts. Dominion has no way to determine, without an unreasonable amount of time and money, the number of shares held by each holder of beneficial interest. Therefore, Dominion is only able to provide information as to shares registered on its books.

    The following table lists Dominion's twenty largest registered shareholders on its books at the close of business on March 1, 2000:

                                                         Numbers of     % of
   Shareholder and Address                               Shares Held Outstanding
   -----------------------                               ----------- -----------
   Cede................................................. 172,039,308    72.18
    Box 20 Bowling Green Station
    New York NY 10004
   Dresco...............................................  31,089,520    13.04
    PO Box 26532
    Richmond VA 23261
   Trustees ESOP CNG....................................     359,612      .15
    625 Liberty Avenue
    Pittsburgh PA 15222
   Thomas E. Capps......................................     302,581      .13
    PO Box 23532
    Richmond VA 23261
   Thomas F. Farrell II.................................     140,162      .06
    9019 Norwick Road
    Richmond VA 23229
   Edgar M. Roach, Jr...................................     139,112      .06
    3142 Monument Avenue
    Richmond VA 23221
   George A. Davidson, Jr...............................     103,938      .04
    420 Woodland Road
    Sewickley PA 15143
   Thomas N. Chewning...................................      99,769      .04
    4800 Lockgreen Circle
    Richmond VA 23226
   James Patrick O'Hanlon...............................      99,235      .04
    5968 Old Greenway Road
    Glen Allen VA 23059
   James L. Trueheart...................................      83,798      .04
    4255 Cheyenne Road
    Richmond VA 23235
   James L. Sanderlin...................................      71,243      .03
    1810 Fox Downs Lane
    Oilville VA 23129

                                                         Numbers of     % of
   Shareholder and Address                               Shares Held Outstanding
   -----------------------                               ----------- -----------
   James F. Stutts......................................      59,269      .02
    2561 Maidens Road
    Maidens VA 23102
   Graham Scott Hetzer..................................      52,376      .02
    118 Paxton Road
    Richmond VA 23226
   Gibson Equipment Co., Inc............................      52,252      .02
    981 Scott Street
    Norfolk VA 23502
   Godfrey E. Lake, Jr..................................      51,566      .02
    3212 Swanhollow Way
    Richmond 23233
   E. Wayne Harrell.....................................      50,783      .02
    25966 Independence Road
    Unionville VA 22567
   William C. Hall, Jr..................................      42,723      .02
    28 Old Mill Road
    Richmond VA 23226
   Edward J. Rivas, Jr..................................      42,708      .02
    14322 Regatta Point Road
    Midlothian VA 23112
   Robert E. Rigsby.....................................      41,713      .02
    9806 Kingsbridge Road
    Richmond VA 23233
   Malcolm G. Deacon, Jr................................      40,019      .02
    13512 Castleway Road
    Midlothian VA 23113
     Total.............................................. 204,961,689    85.99

  (b) Number of shareholders of record each holding 1,000 shares or more, and aggregate number of shares so held.

  On March 1, 2000, there were 13,571 shareholders holding 1,000 shares or more. The aggregate number of shares held by these shareholders was 206,160,720.

  (c) Number of shareholders of record each holding less than 1,000 shares and the aggregate number of shares so held.

  On March 1, 2000, there were 187,434 shareholders holding less than 1,000 shares. The aggregate number of shares held by these shareholders was 29,437,910.

                       OFFICERS, DIRECTORS AND EMPLOYEES

  16. (a) Positions and Compensation of Officers and Directors. Give name and address of each director and officer (including any person who performs similar functions) of the registrant, of each subsidiary company thereof, and of each mutual service company which is a member of the same holding company system. Opposite the name of each such individual give the title of every such position held by him and briefly describe each other employment of such individual by each such company.

  State the present rate of compensation on an annual basis for each director whose aggregate compensation from all such companies exceeds $1,000 per year, and of each officer whose aggregate compensation from such companies is at the rate of $20,000 or more per year. In the event any officer devotes only part of his time to a company or companies in the system this fact should be indicated by appropriate footnote. Such compensation for such part time should be computed on an annual rate and if such annual rate exceeds $20,000 the actual compensation as well as annual rate should also be reported.

  (b) Compensation of Certain Employees. As to regular employees of such companies who are not directors or officers of any of them, list the name, address, and aggregate annual rate of compensation of all those who receive $20,000 or more per year from all such companies.

  (c) Indebtedness to System Companies. As to every such director, trustee or officer as aforesaid, who is indebted to any one of such companies, or on whose behalf any such company has now outstanding and effective any obligation to assume or guarantee payment of any indebtedness to another, and whose total direct and contingent liability to such company exceeds the sum of $1,000, give the name of such director, trustee, or officer, the name of such company, and describe briefly the nature and amount of such direct and contingent obligations.

  (d) Contracts. If any such director, trustee, or officer as aforesaid:

  (1) has an existing contract with any such company (exclusive of an employment contract which provides for no compensation other than that set forth in paragraph (a) of this Item); or,

  (2) either individually or together with the members of his immediate family, owns, directly or indirectly, 5% or more of the voting securities of any third person with whom any such company has an existing contract; or

  (3) has any other beneficial interest in an existing contract to which any such company is a party; describe briefly the nature of such contract, the names of the parties thereto, the terms thereof, and the interest of such officer, trustee, or director therein.

  By permission of the Staff, the information required to be disclosed in Item 16(a) through (d) has not been included. However, this information can be found in Dominion's 2000 Proxy Statement, dated March 16, 2000, File No. 1-8489, filed as Exhibit F-4 hereto, in connection with its 2000 Annual Meeting of Shareholders or Dominion's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-8489), filed as Exhibit F-5 hereto, and Virginia Electric and Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-2255), filed as Exhibit F-2 hereto, which reports are hereby incorporated by reference herein.

  (e) Banking Connections. If any such director, trustee, or officer is an executive officer, director, partner, appointee, or representative of any bank, trust company, investment banker, or banking association or firm, or of any corporation a majority of whose stock having the unrestricted right to vote for the election of directors, is owned by any bank, trust company, investment banker, or banking association or firm, state the name of such director or officer, describe briefly such other positions held by him and indicate which of the rules under Section 17(c) authorizes the registrant and subsidiary companies of which he is a director or officer to retain him in such capacity.

  Information concerning all officers and directors of Dominion who have financial connections within the provisions of Section 17(c) of the Act as of March 1, 2000, follows:

                                                             Position Held
   Name of Officer or    Name and Location of Financial      in Financial    Applicable
        Director         Institution                          Institution  Exemption Rule
   ------------------    ------------------------------      ------------- --------------
John B. Bernhardt....... Resource Bank Shares                  Director        70(a)
                         Virginia Beach, Virginia
George A. Davidson,
 Jr..................... PNC Bank Corp.                        Director        70(a)(c)(e)(f)
                         Pittsburgh, Pennsylvania
Benjamin J. Lambert,
 III.................... Consolidated Bank and Trust Company   Director        70(a)
                         Richmond, Virginia
Steven A. Minter........ KeyCorp                               Director        70(a)
                         Cleveland, Ohio
Frank S. Royal.......... SunTrust Banks, Inc.                  Director        70(b)
                         Atlanta, Georgia

                   INTERESTS OF TRUSTEES IN SYSTEM COMPANIES

  17. Describe briefly the nature of any substantial interest which any trustee under indentures executed in connection with any outstanding issue of securities of the registrant or any subsidiary thereof, has in either the registrant or such subsidiary, and any claim which any such trustee may have against registrant or any subsidiary; provided, however, that it shall not be necessary to include in such description any evidences of indebtedness owned by such trustee which were issued pursuant to such an indenture.

  To the best knowledge of Dominion's management, there is no such interest.

                   SERVICE, SALES AND CONSTRUCTION CONTRACTS

  18. As to each service, sales, or construction contract (as defined in paragraphs (19) to (21) of Section 2(a) of the Act) which the registrant and any subsidiary company thereof has had in effect within the last three months, describe briefly the nature of such contract, the name and address of the parties thereto, the dates of execution and expiration, and the compensation to be paid thereunder. Attach typical forms of any such contracts as an exhibit to this registration statement. If the other party to any such contract is a mutual service company or a subsidiary service company which is a member of the same holding company system as the registrant and as to which the Commission has made a favorable finding in accordance with Rule 13-22, specific reference may be made to the application or declaration filed by such company pursuant to Rule 13-22 and no further details need be given as to such contracts.

  The affiliate contracts listed below are attached as Exhibits H-1 through H-31 hereto:

 Exhibit      Description
 --------     -----------


 H-1          Form of Service Agreement between Dominion Resources Services,
              Inc./Consolidated Natural Gas Service Company, Inc. and affiliates listed in Exhibit H-1, dated January 28, 2000 (filed as Exhibit K-1.1 to the Form U-1 Application, as amended, in File No. 70-09477).


 H-2          Service Agreement between Dominion Resources Services,
              Inc./Consolidated Natural Gas Service Company, Inc. and Virginia
              Electric and Power Company dated January 1, 2000 (filed in the form of Exhibit K-1.1 to the Form U-1 Application, as amended, in File No. 70-09477).


 H-3          Support Agreement between Virginia Electric and Power Company and
              Dominion Resources Services, Inc./Consolidated Natural Gas
              Service Company, Inc. dated January 1, 2000 (filed as Exhibit K-
              1.2 to the Form U-1 Application, as amended, in File No.
              70-09477).

 Exhibit        Description
 --------       -----------


 H-4            Affiliated Transaction Agreement between CNG Transmission
                (formerly Consolidated Gas Supply Corporation) (Service
                Provider) and CNG Producing (Receiving Company) dated January
                1, 1981 for management services. Contract is terminable on 30-days notice. Services to be provided at cost.


 H-5            Call Center Services Agreement between CNG Retail Services
                (Service Provider) and Dominion Resources Services, Inc.
                (Receiving Company) dated March 1, 2000 for the provision of call center services. Contract is for initial one-year term commencing on March 15, 2000 and is renewable on an annual basis. CNG Retail is to be compensated at $20 per hour.


 H-6 Form of Ancillary Service Agreement between affiliates listed in Exhibit H-6 for the provision of services listed therein
                (filed as Exhibit K-1.3 to the Form U-1 Application, as amended, in File No. 70-09477). Contract is terminable on 60 days notice. Services will be provided at cost.


 H-7            Agreement between Virginia Electric and Power Company and
                Virginia Power Fuel Corporation dated June 30, 1995 for purchase and sale of enriched uranium. Contract expires
                September 28, 2014. Services to be provided at cost.


 H-8            Agreement between Virginia Electric and Power Company and VPS
                Communications, Inc. dated September 2, 1997 for provision of certain administrative and telecommunications services.
                Contract is terminable on 90-days notice. Services to be provided at cost.


 H-9            Affiliate Services Agreement between Virginia Electric and
                Power Company and Virginia Power Services, Inc. dated September
                3, 1997 for provision of administrative services (together with first and second amendments each dated October 30, 1998 and third amendment dated October 1, 1999.) Contract is terminable on 90-days notice. Services to be provided at cost.


 H-10           Agreement between Virginia Electric and Power Company and
                Virginia Power Services Energy Corp., Inc. dated October 30,
                1998 providing for fuel management and associated risk management services. Contract is terminable on 90-days notice.
                Services to be provided at cost.


 H-11 Operating Agreement between Virginia Electric and Power Company and Virginia Power Property, Inc. dated December 31, 1999 for management and use of certain real property. Contract is terminable on 90-days notice. Services to be provided at cost.


 H-12 Fuel Agency and Service Agreement dated October 30, 1998 between Virginia Power Services Energy Corp., Inc. and Virginia
                Power Energy Marketing, Inc. providing for fuel management and associated risk management services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-13           Microwave Service Agreement between CNG Transmission
                Corporation (as Service Provider) and Consolidated Natural Gas
                Company, Consolidated Natural Gas Service Company, Inc., The
                Peoples Natural Gas Company and CNG Producing Company, effective as of January 1, 1991 for the operation and maintenance of a microwave system. Contract continues in effect until terminated by either party. Services to be provided at cost, allocated among parties based on usage.

 H-14 Agreement between CNG Producing Company (as Service Provider) and CNG Transmission Corporation (formerly Consolidated Gas
                Supply Corporation) dated January 1, 1981 for the provision of certain operating and administrative services. Contract is terminable on 30-days notice. Services to be provided at cost.

 Exhibit      Description
 --------     -----------


 H-15         Agreement between CNG Producing Company (as Service Provider) and
              CNG Trading Company dated August 1, 1990 for the provision of certain operating and administrative services. Contract is terminable upon 30-days notice. Services to be provided at cost.

 H-16         Agreement between CNG Transmission Corporation (as Service
              Provider) and CNG Iroquois, Inc. effective as of January 1, 1991 for the provision of certain operating and administrative services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-17         Agreement between CNG Transmission Corporation (as Service
              Provider) and CNG Storage Service Company, effective as of July
              1, 1991 for the provision of certain operating and administrative services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-18         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, Inc., effective as of January 1, 1992 for the provision of certain operating and administrative services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-19         Agreement between CNG Gas Services Corporation (as Service
              Provider) and CNG Energy Company effective as of January 1, 1994 for the provision of certain operating and administrative services. Contract is terminable upon 30-days notice. Services to be provided at cost.

 H-20         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, Inc.
              dated November 1, 1993 for the provision of certain operating and related services associated with maintaining the service company's fuel cell power plant. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-21         Agreement between CNG Gas Services Corporation (as Service
              Provider) and CNG Producing Company effective as of February 1,
              1993 for the provision of certain operating and administrative services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-22         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, Inc.
              effective January 1, 1995 for the provision of certain administrative services relating to medical and associated services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-23         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, Inc.
              effective January 1, 1995 for the provision of certain administrative and related services associated with mail services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-24         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and The East Ohio Gas Company, Virginia Natural Gas,
              Inc., Hope Gas, Inc. and West Ohio Gas Company effective as of
              June 1, 1995 for the provision of certain marketing-related services associated with natural gas vehicles and gas-fired appliances. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-25         Agreement between CNG Producing Company (as Service Provider) and
              Consolidated Natural Gas Service Company effective as of January
              1, 1995 for the provision of certain information services.
              Contract renews on a year-to-year basis unless terminated prior to December 1 of the applicable renewal term. CNG Service Company is to pay a monthly amount for information services equal to a portion of the Total Applicable IS Cost allocated to the service company in accordance with the terms of the Agreement.

 Exhibit      Description
 --------     -----------


 H-26         Agreement between The East Ohio Company (as Service Provider) and
              The Peoples Natural Gas Company, Virginia Natural Gas, Inc., Hope
              Gas, Inc., and West Ohio Gas Company effective as of January 1,
              1996, for the provision of marketing communications and advertising services. Contract is terminable on 60-days notice.
              Services to be provided at cost.

 H-27         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and CNG Products and Services, Inc., effective as of January 1, 1996, for the provision of service line repair and replacement services. Contract is terminable on 60-days notice.
              Services to be provided at cost.

 H-28         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, Inc., effective as of November 1, 1996, for the provision of certain managerial and administrative services. Contract is terminable on 60-days notice. Services to be provided at cost.

 H-29         Agreement between CNG Products and Services, Inc. (as Service
              Provider) and CNG Retail Services Corporation, effective as of
              February 1, 1997, for the provision of certain administrative and marketing services. Contract is terminable on 60-days notice.
              Services to be provided at cost.

 H-30         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, effective as of March 1, 1996, for the provision of certain floor space and office supplies. Contract is terminable on 60-days notice.
              Services to be provided at cost.

 H-31         Agreement between The Peoples Natural Gas Company (as Service
              Provider) and Consolidated Natural Gas Service Company, effective as of March 1, 1996, for the provision of certain floor space and office supplies to enable third-party contractors to conduct information technology services. Contract is terminable on 60-days notice. Services to be provided at cost.

                                  LITIGATION

  19. Describe briefly any existing litigation of the following descriptions, to which the registrant or any subsidiary company thereof is a party, or of which the property of the registrant or any such subsidiary company is the subject, including the names of the parties and the court in which such litigation is pending:

  (1) Proceedings to enforce or to restrain enforcement of any order of a State commission or other governmental agency;

  (2) Proceedings involving any franchise claimed by any such company;

  (3) Proceedings between any such company and any holder, in his capacity as such, of any funded indebtedness or capital stock issued, or guaranteed by such company, or between any such company and any officer thereof;

  (4) Proceedings in which any such company sues in its capacity as owner of capital stock or funded indebtedness issued or guaranteed by any other company;

  (5) Each other proceeding in which the matter in controversy, exclusive of interest and costs, exceeds an amount equal to 2% of the debit accounts shown on the most recent balance sheet of such company.

  From time to time, Dominion and its subsidiaries are alleged to be in violation or in default under orders, statutes, rules or regulations relating to the environment, compliance plans imposed upon or agreed to by us, or permits issued by various local, state and federal agencies for the construction or operation of facilities. From time to time, there may be administrative proceedings on these matters pending. In addition, in the normal course of business, Dominion and its subsidiaries are involved in various legal proceedings. Management believes that the ultimate resolution of these proceedings will not have a material adverse effect on the company's financial position, liquidity or results of operations.

  In April 1999, Virginia Power was notified by the Department of Justice of alleged noncompliance with the EPA's oil spill prevention, control and countermeasures (SPCC) plans and facility response plan (FRP) requirements at one of its power stations. If, in a legal proceeding, such instances of noncompliance are deemed to have occurred, Virginia Power may be required to remedy any alleged deficiencies and pay civil penalties. Settlement of this matter is currently in negotiation and is not expected to have a material impact on Virginia Power's financial condition or results of operations.

  In August 1999, Virginia Power identified matters at certain other power stations that the EPA might view as not in compliance with the SPCC and FRP requirements. Virginia Power reported these matters to the EPA and in December 1999 submitted revised FRP and SPCC plans. Presently, the EPA has not assessed any penalties against Virginia Power pending its review of Virginia Power's disclosure information. Future resolution of these matters is not expected to have a material impact on Virginia Power's financial condition or results of operations.

  In November 1999 and September 1999, Virginia Power received notices from the Attorney Generals of Connecticut and New York, respectively, of their intention to file suit against Virginia Power for alleged violations of the Clean Air Act. The notices question whether modifications at certain Virginia Power generating facilities were properly permitted under the Clean Air Act and allege that emissions from these facilities have damaged public health and the environment in the Northeast. To date, no suits have been filed. Virginia Power believes that it is one of a number of companies with fossil fuel power generating stations in the southeast and central U.S. to have received such notifications. Virginia Power believes that it has obtained the permits necessary in connection with its generating facilities and that any suits filed by the Attorney Generals will not have a material impact on its financial condition or results of operations.

  In August 1990, CNG Transmission entered into a Consent Order and Agreement with the Commonwealth of Pennsylvania Department of Environment Protection
(DEP) in which CNG Transmission has agreed with the DEP's determination of certain violations of the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams law and the rules and regulations promulgated thereunder. No civil penalties have been assessed. Pursuant to the Order and Agreement, CNG Transmission continues to perform sampling, testing and analysis, and conducts a program of remediation at some of its Pennsylvania facilities. Total remediation costs in connection with these sites and the Order and Agreement are not expected to be material with respect to CNG's financial position, results of operations or cash flows. CNG has recognized an estimated liability amounting to $6.7 million at December 1999, for future costs expected to be incurred to remediate or mitigate hazardous substances at these sites and at facilities covered by the Order and Agreement.

  The DEP has proposed a penalty of $380,000 related to a hydrocarbon spill in February 1998 at a CNG Transmission facility in Aliquippa, Beaver County, Pennsylvania. CNG Transmission has agreed to settle the matter by contributing $280,000 to a Supplemental Environmental Program (SEP) and $100,000 directly to the DEP. Under the SEP, several environmental programs will be undertaken which are intended to benefit the Conversation District of Beaver County, Pennsylvania.

  In April 1999, CNG was served with a purported Class Action Complaint, Civil Action No. 17114-NC, styled Gerold Garfinkel v. Raymond E. Galvin, Paul E. Lego, Margaret A. McKenna, William S. Barrack, Jr., Steven A. Minter, J. W. Connolly, George A. Davidson, Jr., Richard P. Simmons, and Consolidated Natural Gas Company. The Complaint was filed in the Delaware Court of Chancery in April 1999. The Complaint seeks injunctive relief in the form of an order to the individual Board members to sell CNG for the highest value to the shareholders, an accounting of any damages resulting from any failure to sell it for the highest value, a determination with respect to the reasonableness of the break-up fee in the agreement with Dominion and other miscellaneous relief. The Complaint also seeks an award of costs and attorneys' fees. Several additional purported Class Action Complaints against CNG and its directors seeking essentially the same relief have been combined with this action. CNG has moved to dismiss. In February 2000, the plaintiff filed a status report indicating they will circulate a stipulation for dismissal without prejudice.

  A qui tam action (one in which the plaintiff sues for the government as well as for itself, and gets to keep part of the recovery) was brought by Jack Grynberg, an oil and gas entrepreneur, against a major part of the gas industry, including CNG and several of its subsidiaries. The complaint, which was filed in July 1997, was under seal pending Department of Justice review. The Department of Justice declined to intervene and the seal was lifted in May 1999. CNG was served in the Western District of Louisiana in May 1999. The suit alleges fraudulent mismeasurement of gas volumes and underreporting of gas royalties from gas production taken from federal leases. The cases have been removed to the Eastern District of Wyoming, where a motion to dismiss is pending.

  A class action was filed by Quinque Operating Co. and others against approximately 300 defendants, including CNG and several of its subsidiaries, in Stevens County, Kansas. The complaint, which was served on CNG and its subsidiaries in September 1999, alleged fraud, misrepresentation, conversion and assorted other claims, in the measurement and payment of gas royalties from privately held gas leases. The cases have been consolidated with the Grynberg case and have been stayed pending the ruling on the motion to dismiss.

  CNG believes the above complaints to be without merit and believes that the ultimate resolution of the issues will not have a material adverse effect on CNG's financial position, results of operations, or cash flows.

                                   EXHIBITS

  Exhibit A. Furnish a corporate chart showing graphically relationships existing between the registrant and all subsidiary companies thereof as of the same date as the information furnished in the answer to Item 8. The chart should show the percentage of each class voting securities of each subsidiary owned by the registrant and by each subsidiary company.

  See Exhibit A hereto.

  Exhibit B. With respect to the registrant and each subsidiary company thereof, furnish a copy of the charter, articles of incorporation, trust agreement, voting trust agreement, or other fundamental document of organization, and a copy of its bylaws, rules, and regulations, or other instruments corresponding thereto. If such documents do not set forth fully the rights, priorities, and preferences of the holders of each class of capital stock described in the answer to Item 8(b) and those of the holders of any warrants, options or other securities described in the answer to Item 8(d), and of any limitations on such rights, there shall also be included a copy of each certificate, resolution, or other document establishing or defining such rights and limitations. Each such document shall be in the amended form effective at the date of filing the registration statement or shall be accompanied by copies of any amendments to it then in effect.

  The Articles of Incorporation and Bylaws, as amended for Dominion and its first tier subsidiaries and certain operating companies listed below are filed as Exhibit B-1 through Exhibit B-18 hereto:

 Exhibit Company
 ------- -------
   B-1   Dominion Resources, Inc.
         (a) Articles of Incorporation, as amended and restated, effective
             August 9, 1999.
         (b) Bylaws, as amended, effective October 15, 1999.

   B-2   Dominion Capital, Inc.
         (a) Articles of Incorporation, as amended and restated, effective July
             28, 1986.
         (b) Bylaws, as amended, effective October 15, 1999.

 Exhibit Company
 ------- -------
   B-3   Dominion Energy, Inc.
         (a) Articles of Restatement, effective April 14, 1989.
         (b) Bylaws, as amended, effective October 15, 1999.

   B-4   Dominion Exploration & Production, Inc.
         (a) Certificate of Incorporation, as amended, effective April 12,
             2000.
         (b) By-laws, as amended, effective April 12, 2000.

   B-5   Dominion Transmission, Inc.
         (a) Certificate of Incorporation, as amended, effective April 11,
             2000.
         (b) Bylaws, as amended, effective April 11, 2000.

   B-6   Dominion Field Services, Inc.
         (a) Certificate of Incorporation, as amended, effective April 1, 2000.
         (b) Bylaws, as amended, effective April 1, 2000.

   B-7   Dominion Generation, Inc.
         (a) Articles of Incorporation, dated May 1, 1999.
         (b) Bylaws, as amended, effective October 15, 1999.

   B-8   Dominion Resources Services, Inc.
         (a) Articles of Incorporation dated, October 14, 1999.
         (b) Bylaws, effective October 14, 1999.

   B-9   Dominion U.K. Holding, Inc.
         (a) Articles of Incorporation effective December 18, 1996.
         (b) Bylaws, as amended and restated, effective July 8, 1997.

  B-10   Consolidated Natural Gas Company
         (a) Certificate of Incorporation, as amended, effective January 28,
             2000.
         (b) Bylaws, as amended, effective January 28, 2000.

  B-11   Consolidated Natural Gas Service Company
         (a) Certificate of Incorporation, as amended November 30, 1982.
         (b) Bylaws, as last amended March 1, 1993.

  B-12   CNG International Corporation
         (a) Certificate of Incorporation, effective January 22, 1996.
         (b) Bylaws, effective August 1, 1996.

  B-13   CNG Retail Services Corporation
         (a) Certificate of Incorporation, effective January 30, 1997.
         (b) Bylaws, effective February 10, 1997.

  B-14   The East Ohio Gas Company
         (a) Articles of Incorporation, as amended, effective June 17, 1993.
         (b) Regulations, as amended, effective September 15, 1999.

  B-15   Hope Gas, Inc.
         (a) Articles of Incorporation, as amended, effective October 13, 1994.
         (b) Bylaws, as amended, effective June 1, 1998.

  B-16   The Peoples Natural Gas Company
         (a) Articles of Incorporation, as amended, effective September 2,
             1993.
         (b) Bylaws, as amended, effective March 15, 1990.

  B-17   Virginia Electric and Power Company
         (a) Articles of Incorporation, as amended and restated, effective May
             6, 1999.
         (b) Bylaws, as amended and restated, effective January 21, 2000.

  B-18   Virginia Natural Gas, Inc.
         (a) Articles of Incorporation, as amended, effective December 26,
             1990.
         (b) Bylaws, as amended, effective April 26, 1991.

  Exhibit C. (a) With respect to each class of funded debt shown in the answers to Items 8(a) and 8(c), submit a copy of the indenture or other fundamental document defining the rights of the holders of such security, and a copy of each contract or other instrument evidencing the liability of the registrant or a subsidiary company thereof as endorser or guarantor of such security. Include a copy of each amendment of such document and of each supplemental agreement, executed in connection therewith. If there have been any changes of trustees thereunder, such changes, unless otherwise shown, should be indicated by notes on the appropriate documents. No such indenture or other document need be filed in connection with any such issue if the total amount of securities that are now, or may at any time hereafter, be issued and outstanding thereunder does not exceed either $1,000,000 or an amount equal to 10% of the total of the debit accounts shown on the most recent balance sheet of the registrant or subsidiary company which issued or guaranteed such securities or which is the owner of property subject to the lien of such securities, whichever of said sums is the lesser.

                      Omitted by permission of the Staff

  (b) As to each outstanding and uncompleted contract or agreement entered into by registrant or any subsidiary company thereof relating to the acquisition of any securities, utility assets (as defined in section 2(a)(18) of the Act), or any other interest in any business, submit a copy of such contract or agreement and submit details of any supplementary understandings or arrangements that will assist in securing an understanding of such transactions.

                      Omitted by permission of the Staff

  Exhibit D. A consolidating statement of income and surplus of the registrant and its subsidiary companies for its last fiscal year ending prior to the date of filing this registration statement, together with a consolidating balance sheet of the registrant and its subsidiary companies as of the close of such fiscal year.

    See Exhibit D hereto.

  Exhibit E. For each public utility company and natural gas producing and pipe line property in the holding company system of the registrant, furnish the following maps (properties of associate companies operating in contiguous or nearby areas may be shown on the same map, provide property and service areas of each company are shown distinctively).

  (1) Map showing service area in which electric service is furnished indicating the names of the companies servicing contiguous areas.

    See Exhibit E-1 hereto.

  (2) Electric system map showing location of electric property (exclusive of local distribution lines) owned and/or operated, and information as follows:

  (a) Generating plants--kind and capacity;

  (b) Transmission lines--voltage, number of circuits, kind of supports, kind and size of conductors;

  (c) Transmission substations--capacity.

  (d) Distribution substations--capacity.

  (e) Points of interconnection with all other electric utility companies and with all electrical enterprises operated by municipal or governmental agencies, giving names of such companies and enterprises;

    The information requested in item (2) can be found on the map included as Exhibit E-1.

  (3) Map showing service area in which gas service is furnished, indicating the names of companies serving contiguous areas;

    See Exhibit E-2 hereto.

  (4) Gas system map showing location of gas property (exclusive of low pressure local distribution lines) owned and/or operated, and information as follows:

  (a) Generating plants--kind and daily capacity;

  (b) Holders--kind and capacity;

  (c) Compressor stations--capacity in horsepower;

  (d) Transmission pipe lines--size, approximate average transmission pressure and the estimated daily delivery capacity of the system;

  (e) Points of interconnection with all other private and public gas utilities, pipe lines, or producing enterprises; giving names of such companies and other enterprises;

  (f) General location and outline of gas producing and reserve areas and diagrammatic location of gathering lines.

    See Exhibit E-2 hereto.

  Exhibit F. Furnish an accurate copy of each annual report for the last fiscal year ending prior to the date of the filing of this registration statement, which the registrant and each subsidiary company thereof has previously submitted to its stockholders. For companies for which no reports are submitted the reason for omission should be indicated; provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

 Exhibit Report
 ------- ------
 F-1     Dominion Resources, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-8489)
 F-2     Virginia Electric and Power Company Annual Report on Form 10-K for the
         fiscal year ended December 31, 1999 (File No. 1-2255)
 F-3     Consolidated Natural Gas Company Annual Report on Form 10-K for the
         fiscal year ended December 31, 1999 (File No. 1-3196)
 F-4     Dominion Resources, Inc. 2000 Proxy Statement dated March 16, 2000
         (File No. 1-8489)
 F-5     Dominion Resources, Inc. 1999 Annual Report to Shareholders.
 F-6     Consolidated Natural Gas Company Act, Form 8-K, dated January 27, 2000
         (File No. 1-3196)
 F-7     Dominion Resources, Inc. 1998 Statistical Summary & Financial Forecast

  Exhibit G. Furnish a copy of each annual report which the registrant and each public utility subsidiary company thereof shall have filed with any State Commission having jurisdiction to regulate public utility companies for the last fiscal year ending prior to the date of filing this registration statement. If any such company shall have filed similar reports with more than one such State commission, the registrant need file a copy of only one of such reports provided that notation is made of such fact, giving the names of the different commissions with which such report was filed, and setting forth any differences between the copy submitted and the copies filed with such other commissions. In the event any company submits an annual report to the Federal Power Commission but not to a State commission, a copy of such report should be furnished. In the case of a registrant or any public utility subsidiary company for which no report is appended the reasons for such omission should be indicated such as "No such reports required or filed" provided that electronic filers shall submit such reports in paper format only under cover of Form SE.

 Exhibit Report
 ------- ------
 G-1     1999 Annual Report of Virginia Electric and Power Company to the
         Federal Energy Regulatory Commission--FERC Form 1

 G-2     1999 Annual Financial and Operating Report of Virginia Electric and
         Power Company to the State Corporation Commission of the Commonwealth of Virginia

 Exhibit Report
 ------- ------
 G-3     Virginia Electric and Power Company Annual Report for the calendar year 1999 to the North Carolina Public Staff Utilities Commission

 G-4     1998 Annual Report of CNG Transmission Corporation to the Federal
         Energy Regulatory Commission--FERC Form 2

 G-5     1998 Annual Report of the East Ohio Gas Company to the Public
         Utilities Commission of the State of Ohio

 G-6     1999 Annual Report of The Peoples Natural Gas Company to the
         Pennsylvania Public Utility Commission

 G-7     1999 Annual Report of Virginia Natural Gas, Inc. to the State
         Corporation Commission of the Commonwealth of Virginia

 G-8     1998 Annual Report of Hope Gas, Inc. to the West Virginia Public
         Service Commission

  Exhibit H. Typical forms of service, sales, or construction contracts described in answer to Item 18.

    See Exhibit H-1 through H-31.

  Exhibit I. Other U5S Information for Consolidated Natural Gas Company.

    See Exhibit I hereto

  This registration statement comprises:

  (a) Pages numbered 1 to 48 consecutively.

  (b) The following Exhibits: the Exhibits shown on the attached exhibit index beginning on page 50.

                                   SIGNATURE

  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this registration statement to be duly signed on its behalf in the City of Richmond and State of Virginia, on the 27th day of April, 2000.

                                          Dominion Resources, Inc.

                                                  /s/ James L. Trueheart
                                          By:__________________________________
                                                    James L. Trueheart
                                                   Group Vice President
                                             and Principal Accounting Officer

Attest:

       /s/ Patricia A. Wilkerson
By___________________________________
         Patricia A. Wilkerson
     Vice President and Corporate
               Secretary

                                 VERIFICATION


State of Virginia

City of Richmond              ss

  The undersigned, being duly sworn, deposes and says that he has duly executed the attached registration statement dated April 27, 2000, for and on behalf of Dominion Resources, Inc.; that he is the Group Vice President and Principal Accounting Officer of such company; and that all action by stockholders, directors, and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                                   /s/ W. H. Riggs, Jr.
                                          By___________________________________
                                                     W. H. Riggs, Jr.

Subscribed and sworn to
before me this 27th day of
April, 2000.

-------------------------------------

My commission expires: February 28, 2002

                               INDEX OF EXHIBITS

 Exhibit
 Number  Description
 ------- -----------
 A       Corporate chart of Dominion Resources, Inc. and its subsidiaries
         (filed herewith on Form SE).


 B-1     Dominion Resources, Inc.
         (a) Articles of Incorporation, as amended and restated, effective
             August 9, 1999 (filed herewith on Form SE).
         (b) Bylaws, as amended, effective October 15, 1999 (filed herewith on
             Form SE).


 B-2     Dominion Capital, Inc.
         (a) Articles of Incorporation, as amended and restated, effective July
             28, 1986 (filed herewith on Form SE).
         (b) Bylaws, as amended, effective October 15, 1999 (filed herewith on
             Form SE).


 B-3     Dominion Energy, Inc.
         (a) Articles of Restatement, effective April 14, 1989 (filed herewith on Form SE).
         (b) Bylaws, as amended, effective October 15, 1999 (filed herewith on
             Form SE).


 B-4     Dominion Exploration & Production, Inc.
         (a) Certificate of Incorporation, as amended, effective April 12, 2000
             (filed herewith on Form SE).
         (b) By-Laws, as amended, effective April 12, 2000 (filed herewith on
             Form SE).


 B-5     Dominion Transmission, Inc.
         (a) Certificate of Incorporation, as amended, effective April 11, 2000
             (filed herewith on Form SE).
         (b) Bylaws, as amended, effective April 11, 2000 (filed herewith on
             Form SE).


 B-6     Dominion Field Services, Inc.
         (a) Certificate of Incorporation, as amended April 1, 2000 (filed herewith on Form SE).
         (b) Bylaws, as amended April 1, 2000 (filed herewith on Form SE).


 B-7     Dominion Generation, Inc.
         (a) Articles of Incorporation, dated May 1, 1999 (filed herewith on
             Form SE).
         (b) Bylaws, as amended, effective October 15, 1999 (filed herewith on
             Form SE).


 B-8     Dominion Resources Services, Inc.
         (a) Articles of Incorporation, dated October 14, 1999 (filed herewith on Form SE).
         (b) Bylaws, effective October 14, 1999 (filed herewith on Form SE).


 B-9     Dominion U.K. Holding, Inc.
         (a) Articles of Incorporation effective December 18, 1996 (filed herewith on Form SE).
         (b) Bylaws, as amended and restated, effective July 8, 1997 (filed herewith on Form SE).


 B-10    Consolidated Natural Gas Company
         (a) Certificate of Incorporation, as amended, effective January 28,
             2000 (filed herewith on Form SE).
         (b) Bylaws, as amended, effective January 28, 2000 (filed herewith on
             Form SE).


 B-11    Consolidated Natural Gas Service Company
         (a) Certificate of Incorporation, as amended November 30, 1982 (filed herewith on Form SE).
         (b) Bylaws, as last amended March 1, 1993 (filed herewith on Form SE).


 B-12    CNG International Corporation
         (a) Certificate of Incorporation, effective January 22, 1996 (filed herewith on Form SE).
         (b) Bylaws, effective August 1, 1996 (filed herewith on Form SE).


 B-13    CNG Retail Services Corporation
         (a) Certificate of Incorporation, effective January 30, 1997 (filed herewith on Form SE).
         (b) Bylaws, effective February 10, 1997 (filed herewith on Form SE).

 Exhibit
 Number  Description
 ------- -----------
 B-14    The East Ohio Gas Company
         (a) Articles of Incorporation, as amended, effective June 17, 1993
             (filed herewith on Form SE).
         (b) Regulations, as amended, effective September 15, 1999 (filed herewith on Form SE).


 B-15    Hope Gas, Inc.
         (a) Certificate of Incorporation, as amended, effective October 13,
             1994 (filed herewith on Form SE).
         (b) Bylaws, as amended, effective June 1, 1998 (filed herewith on Form
             SE).


 B-16    The Peoples Natural Gas Company
         (a) Articles of Incorporation, as amended, effective September 2, 1993
             (filed herewith on Form SE).
         (b) Bylaws, as amended, effective March 15, 1990 (filed herewith on
             Form SE).


 B-17    Virginia Electric and Power Company
         (a) Articles of Incorporation, as amended and restated, effective May
             6, 1999 (filed herewith on Form SE).
         (b) Bylaws, as amended and restated, effective January 21, 2000 (filed herewith on Form SE).


 B-18    Virginia Natural Gas, Inc.
         (a) Articles of Incorporation, as amended, effective December 26, 1990
             (filed herewith on Form SE).
         (b) Bylaws, as amended, effective April 26, 1991 (filed herewith on
             Form SE).


 D Consolidating financial statements of Dominion Resources, Inc. and its subsidiaries for the fiscal year ended December 31, 1999 (filed herewith).

 E-1 Service area map of Virginia Electric and Power Company including generating plants, transmission lines, interconnections (filed herewith on Form SE).

 E-2 Service area map of Consolidated Natural Gas Company including pipelines, delivery and receipt connections and compressor stations
         (filed herewith on Form SE).

 F-1 Dominion Resources, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-8489) (filed herewith on Form
         SE).

 F-2 Virginia Electric and Power Company Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-2255) (filed herewith on Form SE).

 F-3 Consolidated Natural Gas Company Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 1-3196) (filed herewith on Form SE).

 F-4     Dominion Resources, Inc. 2000 Proxy Statement dated March 16, 2000
         (File No. 1-8489) (filed herewith on Form SE).


 F-5 Dominion Resources, Inc. 1999 Annual Report to Shareholders (filed herewith on Form SE).


 F-6     Consolidated Natural Gas Company, Form 8-K, dated January 27, 2000
         (File No. 1-3196) (filed herewith on Form SE).


 F-7     Dominion Resources, Inc. 1998 Statistical Summary & Financial Forecast
         (filed herewith on Form SE). 1999 report to be filed by amendment in June 2000.

 G-1     1999 Annual Report of Virginia Electric and Power Company to the
         Federal Energy Regulatory Commission--FERC Form 1 (filed herewith on
         Form SE).

 G-2     1999 Annual Financial and Operating Report of Virginia Electric and
         Power Company to the State Corporation Commission of the Commonwealth of Virginia (filed herewith on Form SE).

 Exhibit
 Number  Description
 ------- -----------
 G-3     Virginia Electric and Power Company Annual Report for the calendar year 1999 to the North Carolina Public Staff Utilities Commission
         (filed herewith on Form SE).


 G-4     1998 Annual Report of CNG Transmission Corporation to the Federal
         Energy Regulatory Commission--FERC Form 2 (filed herewith on Form SE)
         (1999 report to be filed by amendment).

 G-5     1998 Annual Report of The East Ohio Gas Company to the Public
         Utilities Commission of the State of Ohio (filed herewith on Form SE)
         (1999 report to be filed by amendment).

 G-6     1999 Annual Report of the Peoples Natural Gas Company to the
         Pennsylvania Public Utility Commission (filed herewith on Form SE).

 G-7     1999 Annual Report of Virginia Natural Gas, Inc. to the State
         Corporation Commission of the Commonwealth of Virginia (filed herewith on Form SE).

 G-8     1998 Annual Report of Hope Gas, Inc. to the West Virginia Public
         Service Commission (filed herewith on Form SE) (1999 report to be filed by amendment).

 H-1     Form of Service Agreement between Dominion Resources Services,
         Inc./Consolidated Natural Gas Service Company, Inc. and the below listed affiliates, dated January 28, 2000 (filed as Exhibit K-1.1 to the Form U-1 Application as amended in File No. 70-9477 and filed herewith on Form SE).

     Affiliates
     CNG Coal Company                       Dominion Energy, Inc.
     CNG Field Services Company             Dominion Generation, Inc.
     CNG Financial Services, Inc.           Dominion MidWest Energy, Inc.
     CNG International Corporation          Dominion Resources, Inc.
     CNG Main Pass Gathering                Evantage, Inc.
     Corporation                            Hope Gas, Inc.
     CNG Oil Gathering Corporation          Market Center Services, Inc.
     CNG Power Corporation                  The East Ohio Gas Company
     CNG Power Services Corporation         The Peoples Natural Gas Company
     CNG Producing Company                  Virginia Power Energy Marketing,
     CNG Products and Services, Inc.        Inc.
     CNG Research Company                   Virginia Power Fuel Corporation
     CNG Retail Services Corporation        Virginia Power Nuclear Services
     CNG Transmission Corporation           Company
     Consolidated Natural Gas Company       Virginia Power Services Energy
     Consolidated System LNG Company        Corp., Inc.
     Dominion Applachian Development,       Virginia Power Services, Inc.
     Inc.                                   VP Property, Inc.
     Dominion Energy Canada, Inc.           VPS Communications, Inc.
                                            Dominion Capital, Inc.


 H-2  Service Agreement between Dominion Resources Services, Inc./Consolidated
      Natural Gas Service Company, Inc. and Virginia Electric and Power Company dated January 1, 2000 (filed in the Form of Exhibit K-1.1 to the Form U-1
      Application, as amended, in File No. 70-09477 and filed herewith on Form
      SE).


 H-3  Support Agreement between Virginia Electric and Power Company and
      Dominion Resources Services, Inc./Consolidated Natural Gas Service
      Company, Inc. dated January 1, 2000 (filed as Exhibit K-1.2 to the Form
      U-1 Application, as amended, in File No. 70-09477 and filed herewith on Form SE).

 H-4  Affiliated Transaction Agreement between CNG Transmission (formerly
      Consolidated Gas Supply Corporation) (Service Provider) and CNG Producing
      (Receiving Company) dated January 1, 1981 for management services.
      Contract is terminable on 30-days notice. Services to be provided at cost. (filed herewith on Form SE).

 Exhibit
 Number  Description
 ------- -----------
 H-5     Call Center Services Agreement between CNG Retail Services (Service
         Provider) and Dominion Resources Services, Inc. (Receiving Company)
         dated March 1, 2000 for the provision of call center services. (filed herewith on Form SE).


 H-6 Form of Ancillary Service Agreement between affiliates listed below for the provision of services listed therein. (filed as Exhibit K-1.3 to the Form U-1 Application, as amended, in File No. 70-09477 and filed herewith on Form SE).

     Service Provider                       Receiving Company
     CNG Retail Services                    Dominion Resources Services


     Dominion Transmission                  Peoples Natural Gas
     Dominion Transmission                  East Ohio Gas
     Dominion Transmission                  Hope Gas


     East Ohio Gas                          Peoples Natural Gas
     East Ohio Gas                          Hope Gas
     East Ohio Gas                          Dominion Transmission


     Hope Gas                               Peoples Natural Gas
     Hope Gas                               East Ohio Gas
     Hope Gas                               CNG Transmission


     Peoples Natural Gas                    East Ohio Gas
     Peoples Natural Gas                    Hope Gas
     Peoples Natural Gas                    Dominion Transmission


 H-7  Agreement between Virginia Electric and Power Company and Virginia Power
      Fuel Corporation dated June 30, 1995 for purchase and sale of enriched uranium. (filed herewith on Form SE).


 H-8  Agreement between Virginia Electric and Power Company and VPS
      Communications, Inc. dated September 2, 1997 for provision of certain administrative and telecommunications services. (filed herewith on Form
      SE).

 H-9 Affiliate Services Agreement between Virginia Electric and Power Company and Virginia Power Services, Inc. dated September 3, 1997 for provision of administrative services (together with first and second amendments each dated October 30, 1998 and third amendment dated October 1, 1999.)
      (filed herewith on Form SE).

 H-10 Agreement between Virginia Electric and Power Company and Virginia Power
      Services Energy Corp., Inc. dated October 30, 1998 providing for fuel management and associated risk management services. (filed herewith on Form SE).

 H-11 Operating Agreement between Virginia Electric and Power Company and
      Virginia Power Property, Inc. dated December 31, 1999 for management and use of certain real property. (filed herewith on Form SE).

 H-12 Fuel Agency and Service Agreement dated October 30, 1998 between Virginia
      Power Services Energy Corp., Inc. and Virginia Power Energy Marketing,
      Inc. providing for fuel management and associated risk management services. (filed herewith on Form SE).
 H-13 Microwave Service Agreement between CNG Transmission Corporation (as
      Service Provider) and Consolidated Natural Gas Company, Consolidated
      Natural Gas Service Company, Inc., The Peoples Natural Gas Company and
      CNG Producing Company, effective as of January 1, 1991 for the operation and maintenance of a microwave system (filed herewith on Form SE).

 Exhibit
 Number  Description
 ------- -----------
 H-14    Agreement between CNG Producing Company (as Service Provider) and CNG
         Transmission Corporation (formerly Consolidated Gas Supply
         Corporation) dated January 1, 1981 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-15    Agreement between CNG Producing Company (as Service Provider) and CNG
         Trading Company dated August 1, 1990 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-16    Agreement between CNG Transmission Corporation (as Service Provider)
         and CNG Iroquois, Inc. effective as of January 1, 1991 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-17    Agreement between CNG Transmission Corporation (as Service Provider)
         and CNG Storage Service Company, effective as of July 1, 1991 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-18    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, Inc.,
         effective as of January 1, 1992 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-19    Agreement between CNG Gas Services Corporation (as Service Provider)
         and CNG Energy Company effective as of January 1, 1994 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-20    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, Inc. dated
         November 1, 1993 for the provision of certain operating and related services associated with maintaining the service company's fuel cell power plant (filed herewith on Form SE).
 H-21    Agreement between CNG Gas Services Corporation (as Service Provider)
         and CNG Producing Company effective as of February 1, 1993 for the provision of certain operating and administrative services (filed herewith on Form SE).
 H-22    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, Inc. effective as of January 1, 1995 for the provision of certain administrative services relating to medical and associated services (filed herewith on Form SE).
 H-23    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company Inc. effective as of January 1, 1995 for the provision of certain administrative and related services associated with mail services (filed herewith on Form
         SE).
 H-24    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and The East Ohio Gas Company, Virginia Natural Gas, Inc.,
         Hope Gas, Inc. and West Ohio Gas Company effective as of June 1, 1995 for the provision of certain marketing-related services associated with natural gas vehicles and gas-fired appliances (filed herewith on
         Form SE).
 H-25    Agreement between CNG Producing Company (as Service Provider) and
         Consolidated Natural Gas Service Company effective as of January 1,
         1995 for the provision of certain information services (filed herewith on Form SE).
 H-26    Agreement between The East Ohio Company (as Service Provider) and The
         Peoples Natural Gas Company, Virginia Natural Gas, Inc., Hope Gas,
         Inc., West Ohio Gas Company effective as of January 1, 1996, for the provision of marketing communications and advertising services (filed herewith on Form SE).
 H-27    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and CNG Products and Services, Inc., effective as of January
         1, 1996, for the provision of service line repair and replacement services (filed herewith on Form SE).

 Exhibit
 Number  Description
 ------- -----------
 H-28    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, Inc.,
         effective as of November 1, 1996, for the provision of certain managerial and administrative services (filed herewith on Form SE).
 H-29    Agreement between CNG Products and Services, Inc. (as Service
         Provider) and CNG Retail Services Corporation, effective as of
         February 1, 1997, for the provision of certain administrative and marketing services (filed herewith on Form SE).
 H-30    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, effective as of March 1, 1996, for the provision of certain floor space and office supplies (filed herewith on Form SE).
 H-31    Agreement between The Peoples Natural Gas Company (as Service
         Provider) and Consolidated Natural Gas Service Company, effective as of March 1, 1996, for the provision of certain floor space and office supplies to enable third-party contractors to conduct information technology services (filed herewith on Form SE).
 I       Other U5S Information for Consolidated Natural Gas Company (filed herewith).
 I-F     Item 10--Schedule of Utility Plant, Depreciation and Amortization,
         Other Property and Investments for CNG Transmission, East Ohio Gas,
         Peoples Natural Gas, Virginia Natural Gas and Hope Gas (filed herewith on Form SE).

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